As filed with the Securities and Exchange Commission on November 23, 2005

Registration No. 333-129567

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

POPULAR, INC.

(Exact name of registrant as specified in its charter)

Puerto Rico	66-0416582
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jorge A. Junquera

209 Muñoz Rivera Avenue

Hato Rey, Puerto Rico 00918

(787) 765-9800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Donald J. Toumey Robert W. Downes Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004	Norman D. Slonaker Edward F. Petrosky Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by the Registrant on the basis of market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

Explanatory note

This Registration Statement relates to the offer and sale of up to 12,075,000 shares of common stock, par value $6.00 per share, of Popular, Inc. The common stock will be offered initially to stockholders of Popular in a subscription offering. It is expected that shares of common stock unsubscribed for during the subscription offering will be sold to the public in an underwritten offering. This Registration Statement contains two prospectuses—a prospectus to be used in connection with the subscription offering and a prospectus to be used in any underwritten offering for shares of common stock unsubscribed for in the subscription offering, if any.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	November 23, 2005

10,500,000 Shares

Common Stock

We are offering up to 10,500,000 shares of our common stock to holders of record of our common stock at the close of business on November 7, 2005, which is the record date for the subscription offering, pursuant to the grant of non-transferable subscription rights to acquire our common stock. The subscription price will be the lesser of (i) $21.00 per share, which we refer to as the initial subscription price, and (ii) the initial public offering price determined in the underwritten public offering described below, which we refer to as the adjusted subscription price. If the underwritten public offering does not occur within 30 calendar days after the expiration date of the subscription offering, the subscription price will be the lesser of (i) the initial subscription price and (ii) the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including the expiration date of the subscription offering.

Each holder of record of our common stock is entitled to a basic subscription right entitling the holder to purchase one share of our common stock for every 26 shares of our common stock held by that holder as of the close of business on the record date. We are not granting any fractional subscription rights or paying any cash in lieu thereof. The number of basic subscription rights granted to each holder will be rounded up to the next whole number.

Each holder of record of our common stock will be entitled to subscribe for all, or any portion of, the shares of our common stock underlying that holder’s basic subscription rights. In addition, each holder who subscribes for the full number of shares of our common stock underlying that holder’s basic subscription rights will have an oversubscription right to subscribe at the subscription price for additional shares of our common stock that are not otherwise subscribed for by other holders pursuant to their basic subscription rights, subject to certain limitations described in this prospectus. See “Subscription Offering—Oversubscription Right” herein. If an insufficient number of shares of our common stock is available to satisfy fully all elections to exercise the oversubscription right, then the available shares will be prorated among those who exercise the oversubscription right based upon their respective ownership of shares of our common stock on the record date.

The subscription rights are non-transferable and will not be evidenced by any certificates. No minimum amount of proceeds is required for us to consummate the subscription offering.

Holders will be able to exercise their subscription rights until the expiration date for the subscription offering, which is 5:00 p.m., New York City time, on December 19, 2005, subject to extension by us. To exercise their subscription rights, holders must return the accompanying order form along with full payment of the initial subscription price for all shares for which subscription is made by the expiration date. The exercise by a holder of that holder’s subscription rights is irrevocable unless there is a material amendment to the subscription offering after such exercise.

We expect, but we are not required, to offer all or a portion of shares of our common stock not subscribed for in the subscription offering to the public through an underwritten public offering. There can be no assurance that the underwritten offering will occur. See “Underwritten Offering” herein.

Our common stock is traded on the Nasdaq Stock Market under the symbol “BPOP”. At 4:00 p.m., New York City time, on November 22, 2005, the last reported sale price of our common stock was $22.59 per share. See “Dividends and Price Range of Our Common Stock” herein.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock under the heading “ Risk factors” beginning on page 10 of this prospectus.

THE SECURITIES WILL NOT BE DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial subscription price(1)	$21.000	$220,500,000
Dealer manager fee(2)(3)	$0.525	$5,512,500
Estimated proceeds to us(4)	$20.475	$214,987,500
(1)	The initial subscription price is the amount to be paid initially for each share subscribed for in the subscription offering. If the adjusted subscription price is lower, the difference will be refunded to the holder.
(2)	In connection with the subscription offering, UBS Securities LLC and Popular Securities, Inc. will act as dealer managers and receive a fee for their soliciting services equal to 2.5% of the subscription price per share issued. See also “Underwritten Offering” for information with respect to certain fees payable by us in connection with any underwritten public offering of shares not subscribed for in the subscription offering.
(3)	Assumes that all shares of our common stock offered hereby are subscribed for in the subscription offering and that the subscription price will be the initial subscription price.
(4)	Before deducting expenses payable by us estimated at $1,100,000.

Our common stock is being offered directly to holders of record on the record date by us and is not the subject of any underwriting agreement. See “Subscription Offering—Plan of Distribution”. It is expected that delivery of our common stock will be made as soon as practicable after the completion date of the subscription offering, as defined herein.

Dealer managers

UBS Investment Bank	Popular Securities

You should rely only on the information contained in this prospectus. We have not, and the dealer managers have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are soliciting subscriptions for the right to purchase shares of our common stock only in jurisdictions where solicitations and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

“Popular” and “Banco Popular” are registered service marks of Popular, Inc.

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Prospectus summary

While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss under the heading “Risk factors” beginning on page 10.

Unless the context requires otherwise, the words “Popular,” “we,” “company,” “us” and “our” refer to Popular, Inc. and its subsidiaries.

POPULAR, INC.

Popular, Inc. is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and, accordingly, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

We are a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, we offer retail and commercial banking services through our banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, we have established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities we serve. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. Our finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. We continue to use our expertise in technology and electronic banking as a competitive advantage in our Caribbean and Latin America expansion, through our financial transaction processing company, EVERTEC, Inc. We are exporting our 112 years of experience through the region while continuing our commitment to meet the needs of retail and business clients through innovation, and fostering growth in the communities we serve. We are ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For. We are the largest financial institution based in Puerto Rico and the 27th largest bank holding company in the United States as of June 30, 2005. We had consolidated total assets of $47.1 billion, total deposits of $22.6 billion and stockholders’ equity of $3.2 billion at September 30, 2005.

BANCO POPULAR DE PUERTO RICO

Our principal bank subsidiary, Banco Popular de Puerto Rico (“Banco Popular” or the “Bank”), was organized in 1893 and is Puerto Rico’s largest bank with consolidated total assets of $25.4 billion, deposits of $14.2 billion and stockholder’s equity of $1.6 billion at September 30, 2005. The Bank accounted for 54% of our total consolidated assets at September 30, 2005. Banco Popular has the largest retail franchise in Puerto Rico, with 192 branches and over 570 automated teller machines. The Bank has the largest trust operation in Puerto Rico. The Bank also operates seven branches in the U.S. Virgin Islands, one branch in the British Virgin Islands and one branch in New York. Banco Popular’s deposits are insured under the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”). Banco Popular has three subsidiaries, Popular Auto, Inc., Puerto Rico’s largest vehicle

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financing, leasing and daily rental company, Popular Finance, Inc., a small personal loan and mortgage company with 38 offices and seven mortgage centers in Puerto Rico, and Popular Mortgage, Inc., a mortgage loan company with 31 offices in Puerto Rico.

OTHER PRINCIPAL SUBSIDIARIES

We have three other principal subsidiaries: Popular Securities, Inc., Popular International Bank, Inc. (“PIB”) and EVERTEC, Inc. Popular Securities, Inc. is a securities broker-dealer in Puerto Rico with financial advisory, investment and security brokerage operations for institutional and retail customers. EVERTEC, Inc. conducts our electronic transaction and processing services, as well as the operational and programming services of Banco Popular. This initiative is part of our strategic objective to provide added value to our customers by offering integrated technological solutions and financial transaction processing.

PIB

PIB is our wholly-owned subsidiary organized in 1992 that operates as an “international banking entity” under the International Banking Center Regulatory Act of Puerto Rico (the “IBC Act”). PIB is a registered bank holding company under the BHC Act and is principally engaged in providing managerial services to its subsidiaries. PIB owns the outstanding stock of Popular North America, Inc. (“PNA”), ATH Costa Rica, S.A., CreST, S.A. and Popular Insurance V.I., Inc., an insurance agency. ATH Costa Rica, S.A. and CreST, S.A. provide ATM switching and driving services in San José, Costa Rica. In addition, PIB has equity investments in Consorcio de Tarjetas Dominicanas (CONTADO), the largest payment network in the Dominican Republic, in Banco Hipotecario Dominicano (“BHD”) also in the Dominican Republic and in Servicios Financieros S.A. de C.V. (“Serfinsa”), the largest ATM network in El Salvador.

PNA

PNA, a wholly-owned subsidiary of PIB and our indirect wholly-owned subsidiary, was organized in 1991 under the laws of the State of Delaware and is a registered bank holding company under the BHC Act. PNA functions as a holding company for our mainland U.S. operations. Banco Popular North America (“BPNA”), a direct subsidiary of PNA, in the mainland United States is based in six states. In New York, BPNA operates 32 branches, which accounted for aggregate assets of $3.0 billion and total deposits of $2.7 billion at September 30, 2005. BPNA also operates 20 branches in Illinois and 45 in California with total assets of $2.0 billion and $3.1 billion, respectively, and deposits of $1.7 billion and $1.9 billion, respectively. In addition, BPNA has 14 branches in New Jersey with total assets of $936 million and deposits of $881 million as of September 30, 2005, and 18 branches in Florida with total assets of $1.9 billion and deposits of $1.3 billion. In Texas, BPNA operates seven branches with aggregate assets of $1.2 billion and total deposits of $203 million at the same date. The deposits of BPNA are insured under the BIF by the FDIC.

Popular Financial Holdings, Inc., a direct subsidiary of PNA, is the holding company of Equity One, Inc. Equity One, Inc. is engaged in the business of granting personal and mortgage loans and providing dealer financing through 211 offices in 34 states. Popular Financial Services, LLC, a direct subsidiary of Equity One, Inc., is the wholesale operation which both acquires pools of non-prime loans from mortgage bankers and originates individual mortgage loans through a network of over 2,000 approved mortgage brokers and bankers throughout the U.S. In addition, Popular Warehouse Lending, LLC, a direct subsidiary of Equity One, Inc., provides revolving credit lines ranging from $2 million to $15 million to small and mid-size mortgage bankers. Popular Financial Holdings, Inc. had total assets of $8.6 billion as of September 30, 2005.

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The subscription offering

Shares offered hereby	Up to 10,500,000 shares of our common stock.

Initial subscription price	$21.00 per share of our common stock.

Subscription price per share of common stock

Lesser of (i) the Initial Subscription Price, which is $21.00 per share, and (ii) the Adjusted Subscription Price, which is the initial public offering price determined in the Underwritten Offering. If the Underwritten Offering does not occur within 30 calendar days after the Expiration Date for the Subscription Offering, the Subscription Price will be the lesser of (i) the Initial Subscription Price and (ii) the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including the Expiration Date.

Record date	Subscription Rights have been granted to the holders of record, or Holders, at the close of business on November 7, 2005.

Basic subscription right

Each Holder of our common stock on the Record Date will be entitled to one non-transferable subscription right for every 26 shares of our common stock held on the Record Date. Each Holder will have the right to purchase one share of our common stock for each Basic Subscription Right. Holders are entitled to subscribe for all, or any portion of, the shares of our common stock underlying their Basic Subscription Rights.

Beneficial owners

In the case of beneficial owners of our common stock who are persons that hold shares of our common stock through a depository, bank, trust company, securities broker or dealer, administrator, trustee or other nominee (an “Intermediary”), the Basic Subscription Right or Rights of a beneficial owner will be rounded up to the next whole number as described above if that Intermediary shows, to the satisfaction of the Subscription Agent, that such beneficial owner’s Basic Subscription Right or Rights would be so rounded if that beneficial owner were a record holder. Beneficial owners that wish to subscribe for shares of our common stock offered by this prospectus should contact the appropriate Intermediary and request it to exercise the Subscription Rights on their behalf. See “Subscription Offering—Method of Exercising Subscription Rights”.

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Oversubscription right

Each Holder who subscribes for the full number of shares of our common stock underlying that Holder’s Basic Subscription Rights will have the right to subscribe for additional shares of our common stock that are not subscribed for by other Holders pursuant to their Basic Subscription Rights. We reserve the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares. There can be no assurance that any shares of our common stock will be available to satisfy in whole or in part a Holder’s request to subscribe for shares in excess of the shares underlying a Holder’s Basic Subscription Rights.

Proration of oversubscription rights

If there are insufficient shares to satisfy in full all exercises of Oversubscription Rights, the available shares of our common stock will be allocated among the Holders who exercise Oversubscription Rights pro rata based upon the number of shares owned by each Holder who exercises Oversubscription Rights on the Record Date.

Fractional shares

No fractional shares will be issued. The number of Subscription Rights that we grant to each Holder will be rounded up to the next whole number. If, as a result of rounding up, the shares subscribed for by all Holders exceed the total number of shares of our common stock offered by this prospectus, all or a portion of the subscriptions pursuant to the rounding up may be cancelled as we shall determine, in our sole discretion.

Method of exercising subscription rights; Payment for common stock

The Basic Subscription Rights and Oversubscription Rights may be exercised by properly completing, signing and delivering to the Subscription Agent the Subscription Rights Order Form accompanying this prospectus together with payment in full of the aggregate Initial Subscription Price by either a cashier’s check or official check. Once a Holder has exercised a Subscription Right, the exercise is irrevocable absent a material amendment to the Subscription Offering after such exercise. An extension of the Expiration Date for the Subscription Offering of fewer than seven calendar days will not constitute such a material amendment. The Subscription Agent will honor the use of guaranteed delivery procedures as an alternative to payment of the Subscription Price to exercise Subscription Rights. See “Subscription Offering—Method of Exercising Subscription Rights”.

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Expiration date

Holders may exercise their Subscription Rights until 5:00 p.m., New York City time, on December 19, 2005 unless we extend that date, at our option. After the Expiration Date, the Subscription Rights will expire with no value.

Amendments; Termination

We reserve the right to amend the terms and conditions of the Subscription Offering or to terminate the Subscription Offering at any time prior to delivery of the shares of our common stock offered hereby. See “Subscription Offering—Amendments and Waivers; Termination”.

Non-transferability of subscription rights	The Subscription Rights being granted are not transferable.

Regulatory limitation on subscription

We will not be required to issue shares of our common stock pursuant to the Basic Subscription Rights or the Oversubscription Rights to any Holder who, in our opinion, would be required to obtain prior clearance or approval from any bank regulatory authority of the U.S. federal government, the Commonwealth of Puerto Rico or any state to own or control such shares if, at the expiration of the Subscription Offering, that clearance or approval has not been obtained or any required waiting period has not expired. See also “Subscription Offering—Certain Legal Matters”.

Preferential rights

Subject to certain exceptions, Holders of our common stock are entitled to preference for the subscription for our common stock unless our Board of Directors in connection with an issuance of our common stock unanimously resolves otherwise. Holders who exercise Subscription Rights offered by this prospectus will be entitled to such preferential rights by virtue of the common stock purchased upon such exercise. See “Description of Capital Stock—Common Stock”.

Subscription agent

The Subscription Agent is Mellon Bank, N.A. See “Subscription Offering—Subscription Agent” for addresses and information relating to the payment of the aggregate Subscription Price. The Subscription Agent’s toll-free telephone number is 1-888-451-6209.

Information agent	The Information Agent is Mellon Investor Services LLC. The Information Agent may be reached by calling toll-free 1-888-451-6209.

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Dealer managers

We have agreed to pay UBS Securities LLC and Popular Securities, Inc., as dealer managers, a fee for their soliciting services equal to 2.5% of the aggregate Subscription Price for shares issued pursuant to the exercise of Subscription Rights. In addition, we have agreed to reimburse the dealer managers up to $25,000 for their expenses incurred in connection with the Subscription Offering.

Unsubscribed shares; Underwritten offering

We expect, but are not required, to offer the shares of our common stock that are not subscribed for by Holders in the Subscription Offering to the public in an underwritten public offering to be managed by UBS Securities LLC and Popular Securities, Inc. Such underwriting would be subject to certain conditions, including, without limitation, the execution of an underwriting agreement satisfactory to the underwriters and us. There can be no assurance that the Underwritten Offering will occur or as to the initial public offering price if an Underwritten Offering does occur.

Issuance of common stock

Certificates representing shares of our common stock purchased pursuant to the Subscription Rights will be delivered to subscribers as soon as practicable after completion of the Underwritten Offering, if any, or if that offering does not occur within 30 calendar days after the Expiration Date, as soon as practicable thereafter (the “Completion Date”). See “Subscription Offering—Method of Exercising Subscription Rights; Payment for Common Stock”.

Use of proceeds	The net proceeds from the sale of our common stock will be used for general corporate purposes, including funding future acquisitions.

Shares outstanding	267,427,050 shares of our common stock were outstanding at the Record Date. At November 21, 2005, 267,427,050 shares of our common stock were outstanding.

Nasdaq Stock Market symbol	“BPOP”.

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Summary consolidated financial data

We have derived our financial summary data for the year ended December 31, 2004, from our audited consolidated financial statements incorporated by reference in this prospectus. We have derived our financial summary data for each of the nine-month periods ended September 30, 2005, and September 30, 2004, and each of the three-month periods ended September 30, 2005, and September 30, 2004, from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statement data include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three- and nine-month periods ended September 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. You should read the financial summary data set forth below in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and with our consolidated financial statements and related notes included in our annual report for the year ended December 31, 2004, filed with the SEC on Form 10-K on March 16, 2005, and incorporated by reference in this prospectus.

POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)
Summary of Operations
Interest income	$666,088	$563,767	$1,946,464	$1,614,779	$2,216,265
Interest expense	317,978	215,575	883,638	595,170	840,754

Net interest income	348,110	348,192	1,062,826	1,019,609	1,375,511
Provision for loan losses	49,960	46,614	144,232	132,641	178,657

Net interest income after provision for loan losses	298,150	301,578	918,594	886,968	1,196,854
Other income	171,261	143,753	492,066	436,074	596,193
Net (loss) gain on sale and valuation adjustment of investment securities	(920)	—	50,891	13,435	12,737
Trading account profit (loss)	4,707	803	28,138	(748)	(159)

Total non-interest income	175,048	144,556	571,095	448,761	608,771
Salaries and benefits	149,792	137,569	448,045	408,372	548,936
Profit sharing	4,890	5,083	16,805	16,404	22,082
Amortization of intangibles	2,387	1,984	6,770	5,586	7,844
Other operating expenses	172,344	153,237	498,826	438,909	592,150

Total operating expenses	329,413	297,873	970,446	869,271	1,171,012

Income before income tax and cumulative effect of accounting changes	143,785	148,261	519,243	466,458	634,613
Income tax	28,569	32,880	112,395	104,774	144,705

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POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)
Income before cumulative effect of accounting changes	115,216	115,381	406,848	361,684	489,908
Cumulative effect of accounting changes	—	—	3,607	—	—

Net income	$115,216	$115,381	$410,455	$361,684	$489,908
Net income applicable to common stock	$112,237	$112,402	$401,520	$352,749	$477,995

Basic and diluted EPS before cumulative effect of accounting change(1)	—	—	$1.49	$1.32	—
Basic and diluted EPS after cumulative effect of accounting change	—	—	$1.50	$1.32	—
Basic and diluted earnings per share	$0.42	$0.42	—	—	$1.79
Dividends declared per common share	$0.16	$0.16	$0.48	$0.46	$0.62
Average common shares outstanding	267,244,997	266,414,016	267,043,298	266,197,350	266,302,105
Average common shares outstanding—assuming dilution	267,835,364	266,818,378	267,583,122	266,507,936	266,674,856
Common shares outstanding at end of period	267,152,969	266,345,324	267,152,969	266,345,324	266,582,103

Selected Average Balances
Total assets	$46,047,681	$40,783,407	$45,699,254	$38,793,708	$39,898,775
Total loans*	29,297,237	25,751,941	29,213,718	24,222,902	25,143,559
Earning assets	42,924,701	38,551,188	42,687,108	36,626,461	37,621,648
Deposits	22,566,763	19,587,893	22,169,512	18,960,531	19,409,055
Interest-bearing liabilities	38,109,606	33,281,456	37,589,225	31,470,346	32,445,512
Stockholders’ equity	3,320,569	2,943,636	3,229,283	2,860,175	2,903,137

Selected Financial Data at Period-End
Total assets	$47,120,108	$42,855,594	$47,120,108	$42,855,594	$44,401,576
Total loans*	30,550,083	27,517,298	30,550,083	27,517,298	28,742,261
Earning assets	43,913,870	40,337,786	43,913,870	40,337,786	41,812,475
Deposits	22,578,709	20,483,218	22,578,709	20,483,218	20,593,160
Interest-bearing liabilities	39,461,214	35,067,658	39,461,214	35,067,658	36,302,094
Stockholders’ equity	3,221,396	3,010,495	3,221,396	3,010,495	3,104,621

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POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)

Performance Ratios
Net interest yield **	3.24%	3.61%	3.32%	3.71%	3.66%
Return on assets	0.99	1.13	1.20	1.25	1.23
Return on common equity	14.21	16.22	17.61	17.63	17.60

Credit Quality Data
Non-performing assets	$629,943	$623,085	$629,943	$623,085	$613,734
Net loans charged-off	47,489	42,482	127,159	118,079	177,303
Allowance for loan losses	459,425	445,845	459,425	445,845	437,081
Non-performing assets to total assets	1.34%	1.45%	1.34%	1.45%	1.38%
Allowance for losses to loans held-in-portfolio	1.55	1.64	1.55	1.64	1.56

(1)	Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
*	Includes loans held-for-sale.
**	Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform to current periods.

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Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently may deem immaterial may also impair our business operations.

Our financial results are constantly exposed to market risk.

Market risk refers to the probability of variations in the net interest income or the market value of our assets and liabilities due to interest rate volatility. Despite the varied nature of market risks, the primary source of this risk to us is the impact of changes in interest rates, including net interest income.

Net interest income is the difference between the revenue generated on earning assets and the interest cost of funding those assets. Depending on the duration and repricing characteristics of our assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of our net interest income. For any given period, the pricing structure of our assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest-earning assets and interest-bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates would have a positive effect on net interest income, while a decrease in interest rates would have a negative effect on net interest income.

We are subject to interest rate risk because of the following factors:

➢	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings will initially decline.

➢	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, we may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indices.

➢	Short-term and long-term market interest rates may change by different amounts, i.e., the shape of the yield curve may affect new loan yields and funding costs differently.

➢	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in our securities available-for-sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income. If prepayment rates increase, we would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios.

➢	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of our securities holdings, including interest-only strips, gains and losses on sales of securities and loans, the value of mortgage servicing rights and other sources of earnings.

10

Risk factors

In our liability sensitive position, our short-term borrowings and, to a lesser extent, interest-bearing deposits typically reprice faster that our adjustable rate assets. As a result, increases in short-term interest rates could reduce net interest income. Also, if the flattening slope of the yield curve and current interest rate conditions persist, coupled with intense pricing competition, our net interest margin could be negatively impacted.

In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives. We may suffer losses or experience lower spreads than anticipated in our initial projections as we implement strategies to reduce future interest rate exposure.

The hedging transactions that we enter into may not be effective in managing our exposure to market risk, including interest rate risk.

We use derivatives, to a limited extent, to manage part of our exposure to market risk caused by changes in interest rates or basis risk. The derivative instruments that we may utilize also have their own risks, which include: (1) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (2) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (3) legal risk, which is the risk that we are unable to enforce certain terms of such instruments. All or any of such risks could expose us to losses.

Reductions in our credit ratings or those of any of our subsidiaries would increase our cost of borrowing funds and make our ability to raise new funds or renew maturing debt more difficult.

Our credit ratings are an important component of our liquidity profile. Among other factors, our credit ratings are based on our financial strength, the credit quality of and concentrations in our loan portfolio, the level and volatility of our earnings, our capital adequacy, the quality of our management, the liquidity of our balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Changes in our credit ratings or the credit ratings of any of our subsidiaries to a level below “investment grade” would adversely affect our ability to raise funds in the capital markets. Our counterparties are also sensitive to the risk of a ratings downgrade. In the event of a downgrade, our cost of borrowing funds would increase. In addition, our ability to raise new funds in the capital markets or renew maturing debt may be more difficult.

Our ability to compete successfully in the marketplace for deposits depends on various factors, including service, convenience and financial stability as reflected by our operating results and credit ratings by nationally recognized credit agencies. A downgrade in our credit ratings may impact our ability to raise deposits, but we believe that the impact should not be material. Deposits at all of our banking subsidiaries are federally insured (subject to limitations established by the Federal Deposit Insurance Corporation), which is expected to mitigate the effect of a downgrade in our credit ratings.

Some of our borrowings and deposits are subject to “rating triggers”, which are contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in our ratings. Therefore, our need to raise funds in the marketplace could increase in the case of a ratings downgrade.

A failure to comply with financial covenants in contractual agreements could accelerate payments of related borrowings.

In the course of borrowing from institutional lenders and other investors, we have entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial

11

Risk factors

covenants. Failing to comply with those agreements may result in an event of default, which could accelerate the repayment of the related borrowings. An event of default would also affect our ability to raise new funds or renew maturing debt.

We are subject to default risk in our loan portfolio.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate or acquire. We establish provisions for loan losses, which lead to reductions in our income from operations, in order to maintain our allowance for future loan losses at a level which is deemed appropriate by our management based upon an assessment of the quality of our loan portfolio in accordance with established procedures and guidelines. There can be no assurance that management has accurately estimated the level of future loan losses or that we will not have to increase our provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond our control.

A prolonged economic downturn or recession would likely result in an increase in delinquencies, defaults and foreclosures and in a reduction of our loan origination activity which would adversely affect our financial results.

A period of reduced economic growth or a recession has historically resulted in a reduction in lending activity and an increase in the rate of defaults in commercial loans, consumer loans and residential mortgages. A recession may have a significant adverse impact on our net interest income and fee income. We may also experience significant losses on our loan portfolio due to a higher level of defaults on our commercial loans, consumer loans and residential mortgages.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and Puerto Rico banking authorities. Any change in applicable federal or Puerto Rico laws or regulations could have a substantial impact on our operations. Additional laws and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to prevent or remedy unsafe and unsound practices or violations of laws by banks and bank holding companies. The exercise of this regulatory discretion and power may have a negative impact on us.

Competition with other financial institutions could adversely affect our profitability.

We face substantial competition in originating loans and in attracting deposits. The competition in originating loans comes principally from other U.S., Puerto Rico and foreign banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders and purchasers of loans. A number of institutions with which we compete have significantly greater assets, capital and other resources. In addition, certain of our competitors are not subject to the same extensive regulation that governs our business.

We anticipate that we will encounter greater competition as we expand our operations on the U.S. mainland. Many institutions with which we compete on the U.S. mainland have significantly greater assets, capital, name recognition, customer loyalty and other resources. As a result, certain of our competitors may have advantages in conducting certain businesses and providing certain services.

Increased competition could require that we increase our rates offered on deposits or lower the rates we charge on loans, which could adversely affect our profitability.

We are exposed to greater risk because a significant portion of our business is concentrated in Puerto Rico.

A significant portion of our financial activities and credit exposure are concentrated in Puerto Rico. Consequently, our financial condition and results of operations are highly dependent on economic

12

Risk factors

conditions in Puerto Rico. An extended economic slowdown in Puerto Rico, adverse political or economic developments in Puerto Rico or natural disasters, such as hurricanes, affecting Puerto Rico could result in a downturn in loan originations, an increase in the level of nonperforming assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of our loans and loan servicing portfolio, all of which would adversely affect our profitability.

We are unable to predict what adverse consequences, if any, or other effects our dealings with Doral Financial Corporation or R&G Financial Corporation, the civil litigation related to Doral or R&G matters or the related investigations could have on us.

As described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Transactions with Doral Financial Corporation” and “—Transactions with R&G Financial Corporation”, Doral Financial Corporation has announced investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Southern District of New York and R&G Financial Corporation has announced an investigation by the Securities and Exchange Commission. We have had dealings with both Doral and R&G and we have provided information in connection with, and are continuing to cooperate with, certain of the investigations of these matters. We are unable to predict what adverse consequences, if any, or other effects our dealings with Doral or R&G, the civil litigation related to Doral or R&G matters or the related investigations could have on us.

Certain of the provisions contained in our Certificate of Incorporation have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control.

Our certificate of incorporation provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. At each annual meeting of stockholders, one-third of the members of our Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of our Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed. Our certificate of incorporation also provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause by a vote of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote for the election of directors. These provisions have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire us because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for our capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Preferred rights issued under our Stockholder Protection Rights Agreement may have an anti-takeover effect.

Holders of shares of our common stock are entitled to a preferred right to purchase our Series A Participating Cumulative Preferred Stock in certain circumstances. Preferred rights become exercisable if a person or group has acquired 10% or more of the shares of our common stock or a tender or exchange offer is commenced which, if consummated, would result in a person becoming the beneficial owner of 10% or more of our common stock. The preferred rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire us under circumstances not approved by our Board of Directors.

13

Recent Developments

ACQUISITION OF E-LOAN

In August 2005, we and E-LOAN, Inc., a California-based online consumer direct lender, announced the signing of a definitive merger agreement under which we will acquire 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, Inc. for $4.25 per share in cash, or approximately $300 million. This transaction was completed effective November 1, 2005. E-LOAN, Inc., which became a wholly-owned subsidiary of Popular Financial Holdings, Inc., originated over $5 billion in mortgage, home equity, and auto loans in 2004.

ACQUISITION OF ASSETS OF INFINITY MORTGAGE CORPORATION

In September 2005, we announced a definitive merger agreement to acquire the assets of Infinity Mortgage Corporation, based in New Jersey. Infinity Mortgage Corporation originated over $220 million in mortgage loans during 2004 and operates in New Jersey, New York, Connecticut, Maryland, Massachusetts and Pennsylvania. The operations of Infinity Mortgage will become part of the mortgage business of Equity One, Inc., a subsidiary of Popular Financial Holdings, Inc. The transaction was completed on November 11, 2005.

SALE OF ASSETS OF POPULAR CASH EXPRESS

In September 2005, we announced that ACE Cash Express, Inc. will acquire substantially all of the assets of Popular Cash Express, Inc. (“PCE”), our wholly-owned check cashing business in the United States, for $36 million. The transaction does not require regulatory approval and is subject to customary closing terms and conditions. The transaction is expected to be completed in the fourth quarter of 2005.

14

Special note regarding forward-looking statements

Certain statements in this prospectus, including the documents incorporated by reference herein, are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on our financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continues”, “expect”, “estimate”, “intend,” “project” and similar expressions and future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors, some of which are beyond our control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

➢	the rate of growth in the economy, as well as general business and economic conditions;

➢	changes in interest rates, as well as the magnitude of those changes;

➢	the fiscal and monetary policies of the U.S. federal government and its agencies;

➢	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets;

➢	the performance of the stock and bond markets;

➢	competition in the financial services industries;

➢	possible legislative or regulatory changes;

➢	natural disasters; and

➢	difficulty in combining the operations of acquired entities.

Moreover, the outcome of legal proceedings, as discussed in our Form 10-K under Part I, Item 3. Legal Proceedings, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

All forward-looking statements included in this prospectus, including the documents incorporated by reference herein, are based upon information available to us as of the date of this prospectus and we assume no obligation to update or revise any of those forward-looking statements.

Our risks are more specifically described under the heading “Risk factors.” If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

15

Use of proceeds

The net proceeds from the sale of our common stock, estimated at $213.9 million (assuming all of the offered shares are sold in either the Subscription Offering or the Underwritten Offering at a price of $21.00 per share), will be used for general corporate purposes, including funding future acquisitions.

16

Dividends and price range of common stock

Our common stock is quoted on the Nasdaq Stock Market under the symbol “BPOP”. The following table sets forth for the calendar periods indicated the high and low sales prices as reported by the Nasdaq Stock Market for, and the cash dividends paid with respect to, our common stock.

	High	Low	Cash Dividends Declared per Share
2003:
First Quarter	$17.50	$16.00	$0.10
Second Quarter	20.40	17.00	0.14
Third Quarter	20.60	18.33	0.13
Fourth Quarter	23.78	19.89	0.14

2004:
First Quarter	$24.00	$21.50	$0.14
Second Quarter	22.00	20.00	0.16
Third Quarter	26.33	21.50	0.16
Fourth Quarter	28.88	24.50	0.16

2005:
First Quarter	$28.03	$23.80	$0.16
Second Quarter	25.65	22.94	0.16
Third Quarter	27.52	24.22	0.16
Fourth Quarter (through November 22, 2005)	24.05	20.10	0.16[1]

(1)	We declared a cash dividend of $0.16 per share on November 16, 2005, payable on January 2, 2006 to stockholders of record on December 9, 2005. Because the shares of our common stock issued in the subscription offering will not be outstanding on the record date, the cash dividend declared on November 16, 2005 will not be paid on shares of our common stock issued in the subscription offering.

As of September 30, 2005, we had 10,856 stockholders of record of our common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees. For a recent last sale price of our common stock on the Nasdaq Stock Market, see the cover page of this prospectus.

The Puerto Rico Internal Revenue Code generally imposes a special 10% withholding tax on the amount of any dividends paid by us to individuals, whether residents of Puerto Rico or not, trusts, estates and to foreign corporations and partnerships that are not engaged in trade or business in Puerto Rico. Prior to the first dividend distribution for the taxable year, or prior to each dividend distribution, in the case of individuals who hold their shares through The Depository Trust Company, or DTC, individuals who are residents of Puerto Rico may elect for this withholding tax not to apply and to have the dividends taxed at the regular graduated rates. United States citizens who are not residents of Puerto Rico may also make such an election for the 10% withholding not to be made by filing with our transfer agent prior to the first distribution date for the taxable year, or prior to each dividend distribution, in the case of individuals who hold their shares through DTC, an exemption certificate stating that said individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single, or $3,000 if married, in which case dividend distributions will not be subject to Puerto Rico income taxes. United States income tax law permits a credit against United States income tax liability, subject to certain limitations, for Puerto Rico income taxes paid or deemed paid with respect to such dividends. For additional information regarding the Puerto Rico tax consequences of investing in our common stock, see “Taxation—Puerto Rico Taxation”.

Additional information concerning legal or regulatory restrictions on the payment of dividends by us is contained under “Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2004.

17

Capitalization

The following table sets forth our capitalization as of September 30, 2005:

➢	on an actual basis; and

➢	on an as adjusted basis to reflect the exercise of Subscription Rights to purchase 10,500,000 shares of our common stock, after deducting the estimated offering expenses payable by us, including the dealer manager fee and reimbursement of expenses.

	As of September 30, 2005
	Actual	As Adjusted(1)
	(in thousands)
Long-term debt:
Notes payable	$9,564,425	$9,564,425
Subordinated notes	125,000	125,000

Total long-term debt:	$9,689,425	$9,689,425

Stockholders’ equity:
Preferred stock, $25 liquidation value; 30,000,000 shares authorized; 7,475,000 shares issued and outstanding	$186,875	$186,875
Common stock, $6 par value; 470,000,000 shares authorized, 280,604,768 shares issued and 267,152,969 shares outstanding, actual and 281,104,768 shares issued and 277,652,969 shares outstanding, as adjusted	1,683,629	1,746,629
Surplus	292,418	443,306
Retained earnings	1,403,133	1,403,133
Accumulated other comprehensive income (loss), net of tax of $40,310	(137,578)	(137,578)
Treasury stock—at cost, 13,451,799 shares	(207,081)	(207,081)

	$3,221,396	$3,435,284

Total long-term debt and stockholders’ equity	$12,910,821	$13,124,709

(1)	The As Adjusted column assumes that the Subscription Price for the 10,500,000 shares offered by this prospectus is $21.00 per share, and is presented after deducting the estimated offering expenses payable by us, including the dealer manager fee.

18

Subscription offering

In the Subscription Offering, we are offering up to 10,500,000 shares of our common stock to Holders of record of our common stock at the close of business on the Record Date, which is November 7, 2005, pursuant to non-transferable subscription rights (the “Basic Subscription Rights” and, together with the Oversubscription Rights, the “Subscription Rights”). We expect, but are not required, to offer all or a portion of the shares of our common stock not subscribed for in the Subscription Offering in the Underwritten Offering, which is expected to occur as soon as practicable after completion of the Subscription Offering.

The Subscription Price will be the lesser of (i) the Initial Subscription Price, which is $21.00 per share, and (ii) the Adjusted Subscription Price, which is the price determined in the Underwritten Offering. If the Underwritten Offering does not occur within 30 calendar days after the Expiration Date of the Subscription Offering, the Subscription Price will be the lesser of (i) the Initial Subscription Price and (ii) the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including the Expiration Date. Holders will be able to exercise their Subscription Rights until 5:00 p.m., New York City time, on December 19, 2005, subject to extension at our option (that time and date, as it may be extended, being the “Expiration Date”). Subscription Rights not exercised by 5:00 p.m., New York City time, on the Expiration Date will be void. After the Expiration Date, Subscription Rights will no longer be exercisable to purchase shares of our common stock and will have no value.

The term “Holder” includes financial institutions that are participants in a securities depository, such as The Depository Trust Company, or DTC, and that held shares of our common stock on the Record Date in such securities depository.

BASIC SUBSCRIPTION RIGHT

For every 26 shares of our common stock held of record as of the close of business on the Record Date, a Holder will be granted one Basic Subscription Right. We will not grant fractional Basic Subscription Rights. The number of Basic Subscription Rights that we grant to each Holder will be rounded up to the next whole number. Each Holder will have the right to purchase one share of our common stock for each Basic Subscription Right. Holders are entitled to subscribe for all or any portion of the shares of our common stock underlying their Basic Subscription Rights. If, as a result of rounding up, the shares subscribed for by all Holders exceed the total number of shares of our common stock offered hereby, all or a portion of the subscriptions pursuant to the rounding up may be cancelled on such basis as we shall determine, in our sole discretion.

BENEFICIAL OWNERS

In the case of beneficial owners of our common stock (“Beneficial Owners”) who are persons who hold shares of our common stock through a depository, bank, trust company, securities broker or dealer, administrator, trustee (other than a retirement plan trustee) or other nominee (an “Intermediary”), Basic Subscription Right or Rights of a Beneficial Owner will be rounded up to the next whole number if that Intermediary makes a showing, to the satisfaction of the Subscription Agent, that such Beneficial Owner’s Basic Subscription Right or Rights would be so rounded if that Beneficial Owner were a Holder.

Banks, brokers and other nominee Holders who exercise Basic Subscription Rights on behalf of Beneficial Owners of shares of our common stock will be required to make certain certifications to us and the Subscription Agent.

19

Subscription offering

FRACTIONAL BASIC SUBSCRIPTION RIGHTS

We will not grant any fractional Basic Subscription Rights. The number of Basic Subscription Rights that we grant to each Holder will be rounded up to the next whole number. If, as a result of rounding up, the shares subscribed for by all Holders exceed the total number of shares of our common stock offered hereby, all or a portion of the subscriptions pursuant to the rounding up may be cancelled on such basis as we shall determine, in our sole discretion.

OVERSUBSCRIPTION RIGHT

Each Holder who subscribes for the full number of shares of our common stock underlying that Holder’s Basic Subscription Rights will be entitled to subscribe for additional shares of our common stock (the “Oversubscription Right”). Holders will be entitled to purchase those additional shares to the extent available as a result of other Holders electing not to subscribe, or subscribing for fewer shares than those to which they are otherwise entitled, pursuant to their respective Basic Subscription Rights. If there are shares available for sale pursuant to the exercise of Oversubscription Rights, and if the number of those shares is not sufficient to satisfy in full all oversubscriptions submitted pursuant to those requests, the available shares of our common stock will be allocated among the Holders who exercise their Oversubscription Rights pro rata based upon the number of shares owned by each such Holder on the Record Date. If the amount so allocated exceeds the amount subscribed for pursuant to the exercise of a Holder’s Oversubscription Right, the excess will be reallocated (one or more times as necessary) among those Holders whose subscriptions are not fully satisfied on the same principle, until all available shares have been allocated or all exercises of Oversubscription Rights have been satisfied. There can be no assurance, however, that any shares of our common stock will be available to satisfy in whole or in part any Holder’s request to subscribe for additional shares in excess of the shares underlying that Holder’s Basic Subscription Rights. In order to exercise the Oversubscription Right, the appropriate section on the Subscription Rights Order Form, or Order Form, must be completed and delivered to the Subscription Agent along with payment in full of the aggregate Initial Subscription Price for the additional shares of our common stock. We also reserve the right to review and not accept any subscription pursuant to the exercise of the Oversubscription Right for more than 200,000 shares. Payments for oversubscriptions will be held by the Subscription Agent, and refunds will be made as soon as practicable after the Completion Date, without interest, to the extent oversubscriptions are not honored due to proration or otherwise. See “Refunds; Delivery of Stock Certificates”.

METHOD OF EXERCISING SUBSCRIPTION RIGHTS; PAYMENT FOR COMMON STOCK

Basic Subscription Rights and the Oversubscription Rights may be exercised by properly completing, signing and delivering to the Subscription Agent the Subscription Rights Order Form accompanying this prospectus, together with payment in full of the aggregate Initial Subscription Price for shares of our common stock subscribed for pursuant to Basic Subscription Rights and the Oversubscription Right. Order Forms and payments must be received by the Subscription Agent before 5:00 p.m., New York City time, on the Expiration Date, at one of the locations or addresses set forth below under “Subscription Agent”. Holders may exercise their Basic Subscription Rights in part or in full. Payment of the aggregate Initial Subscription Price must be made in United States currency by a cashier’s check or an official check payable to Mellon Bank, N.A., as Subscription Agent.

20

Subscription offering

Once a Holder has exercised a Subscription Right, the exercise is irrevocable unless there is a material amendment to the Subscription Offering and the Subscription Right is exercised before that amendment. See “Amendments and Waivers; Termination” below.

Holders of our common stock who hold shares for the account of others, such as depositories, banks, trust companies, securities brokers or dealers, administrators, trustees (other than retirement plan trustees) or other nominees, should contact the respective Beneficial Owners of those shares as soon as practicable to ascertain the Beneficial Owners’ intentions and to obtain instructions with respect to the Subscription Rights. If a Beneficial Owner so instructs, the Holder of our common stock should complete the Order Form and submit it to the Subscription Agent with the proper payment. Additionally, Beneficial Owners of our common stock held through such a nominee Holder should contact the nominee Holder and request the nominee Holder to effect transactions in accordance with the Beneficial Owner’s instructions. The Subscription Agent will honor the use of guaranteed delivery procedures as an alternative to payment of the Subscription Price to exercise Subscription Rights.

The trustees of the employee retirement plans sponsored by us and our subsidiaries under which participants direct the investment of their accounts will establish procedures to contact plan participants and for the exercise of the Subscription Rights. The trustees of other retirement plans should consult with their advisors the manner in which they should exercise Subscription Rights.

The method of delivery of Order Forms and payment of any Subscription Price to the Subscription Agent is at the risk of the Holders. We suggest that Holders use Express Mail or similar overnight carrier to ensure timely delivery. If delivery is made by regular mail service, the use of registered or certified mail, return receipt requested, properly insured, is recommended. COMPLETED ORDER FORMS AND PAYMENTS SHOULD BE MAILED OR DELIVERED TO THE SUBSCRIPTION AGENT AND NOT TO POPULAR, INC., THE DEALER MANAGERS, OR THE INFORMATION AGENT. QUESTIONS SHOULD BE DIRECTED TO THE INFORMATION AGENT. SEE “INFORMATION AGENT” BELOW.

A Holder’s election to exercise that Holder’s Oversubscription Right must be made at the time that Holder exercises fully the Basic Subscription Right.

PROCEDURES FOR DTC PARTICIPANTS

Popular, Inc. anticipates that subscriptions for the purchase of shares in the subscription offering may be made through the facilities of The Depositary Trust Company, also referred to as DTC.

REFUNDS; DELIVERY OF STOCK CERTIFICATES

Holders will be notified by mail of the number of shares for which their purchase requests have been accepted and the actual purchase price as soon as practicable after the completion of the Underwritten

21

Subscription offering

Offering, if any, or if such offering does not occur within 30 calendar days after the Expiration Date, as soon as practicable thereafter (the “Completion Date”). The excess, if any, of the Initial Subscription Price over the Adjusted Subscription Price, together with the aggregate Initial Subscription Price per share of our common stock subscribed for pursuant to the Oversubscription Right but not issued, in each case without interest, will be refunded after the Completion Date. Certificates representing shares of our common stock subscribed for and issued will be mailed to subscribing Holders at the addresses appearing on their Order Forms as soon as practicable after the Completion Date. As a result, transfers of such shares prior to such time will be limited.

Certificates for shares of our common stock issued pursuant to the exercise of Subscription Rights will be registered in the name of the Holder exercising those Subscription Rights. The Subscription Agent will place all proceeds of the Subscription Offering into an escrow account until those funds are transferred to us or refunded to Holders after the Completion Date or termination of the Subscription Offering. No interest will be paid to Holders on funds delivered to the Subscription Agent pursuant to the exercise of the Subscription Rights. The shares of our common stock subscribed for pursuant to the Subscription Offering will be issued and sold as of the Completion Date.

NON-TRANSFERABILITY OF SUBSCRIPTION RIGHTS

The Subscription Rights being granted as part of the Subscription Offering are not transferable.

FOREIGN SHAREHOLDERS

Because of the requirements and restrictions of securities laws of foreign countries, Order Forms will not be mailed to Holders whose addresses are outside the United States and Canada, but will be held by the Subscription Agent for such Holders’ accounts until the Subscription Agent receives instructions to exercise the Subscription Rights. If no such instructions are received prior to 11:00 a.m., New York City time, on the day that is two business days prior to the Expiration Date, the related Subscription Rights will expire without value.

AMENDMENTS AND WAIVERS; TERMINATION

We reserve the right to extend the Expiration Date and to otherwise amend the terms and conditions of the Subscription Offering, whether the amended terms are less or more favorable to the Holders. If any such amendment to the terms and conditions of the Subscription Offering constitutes, in our judgment, a material adverse change to Holders, then we will deliver to Holders a new prospectus incorporating such amendment and we will set a new Expiration Date, which will be a minimum of ten business days from the date of the amended prospectus. An extension of the Expiration Date for the Subscription Offering of fewer than seven calendar days will not constitute such a material amendment. Properly completed Order Forms received or in transit prior to such amendment, unless revoked before the new Expiration Date, will be honored.

We will determine all questions as to the validity, form, eligibility (including time of receipt and record ownership) and acceptance of any exercise of Subscription Rights in our sole discretion, and our determination will be final and binding. We reserve the right to reject any exercise if such exercise is not in accordance with the terms of the Subscription Offering or not in proper form or if the acceptance thereof or the issuance of shares of our common stock pursuant thereto could be deemed unlawful. We also reserve the right to waive any deficiency or irregularity with respect to any Order Form. None of Popular, Inc., the Subscription Agent, the dealer managers or the Information Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Order Forms or incur any liability for failure to give such notification.

22

Subscription offering

We reserve the right, in our sole discretion, at any time prior to delivery of the shares of our common stock offered hereby, to terminate the Subscription Offering by giving oral or written notice thereof to the Subscription Agent and making a public announcement thereof. If the Subscription Offering is so terminated, all funds received from Holders will be refunded, without interest as soon as practicable thereafter.

DETERMINATION OF SUBSCRIPTION PRICE

The Subscription Price will be the lesser of (i) the Initial Subscription Price set forth on the cover page of this prospectus and (ii) the Adjusted Subscription Price. If the Underwritten Offering does not occur within 30 calendar days after the Expiration Date, the Subscription Price will be the lesser of (i) the Initial Subscription Price and (ii) the average closing price at 4:00 p.m., New York City time, of our common stock for the five trading days up to and including the Expiration Date. In determining the Initial Subscription Price, we considered such factors as the market price of our common stock and the general condition of the securities markets at the time of the Subscription Offering.

It is possible that a Holder may subscribe for shares of our common stock at a time when the Subscription Price is less than the prevailing market price. The market price of our common stock, however, may decline below the Subscription Price during the subscription period after such Holder exercises that Holder’s Subscription Rights. The market price may decline further after the expiration of the subscription period and after the closing of the Underwritten Offering. The election of a Holder to exercise Subscription Rights in the Subscription Offering is irrevocable unless there is a material substantial amendment to the Subscription Offering and the Subscription Rights were exercised before such amendment. See “Amendments and Waivers; Termination” above. In addition, there can be no assurance that following the Subscription Offering a subscribing Holder will be able to sell shares purchased in the Subscription Offering at a price equal to or greater than the Subscription Price, or at all. Moreover, until certificates are delivered after the Completion Date, which may be over two weeks after the Expiration Date, subscribing Holders may not be able to sell the shares of our common stock which they have purchased in the Subscription Offering.

CERTAIN LEGAL MATTERS

We will not be required to grant Subscription Rights or issue shares of our common stock pursuant to the Subscription Offering to any Holder to whom that issuance is prohibited by law or regulation or to anyone who would be required to obtain prior clearance or approval from any state or Federal bank regulatory authority or from the Commissioner of Financial Institutions of Puerto Rico to own or control such shares if, on the Expiration Date, such clearance or approval has not been obtained. See “Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2004 for a discussion of Federal bank and Puerto Rico regulatory matters, including requirements to obtain prior clearance or approval to own or control shares of our common stock. If we elect not to issue shares in such a case, those shares will become available to satisfy the exercise of Oversubscription Rights.

SHARES TO BE PURCHASED BY DIRECTORS AND EXECUTIVE OFFICERS

Certain of our directors and executive officers have advised us that they currently intend to subscribe in full for the shares purchasable by them in the Subscription Offering pursuant to their Basic Subscription Right.

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Subscription offering

We do not have a commitment from any person to purchase any shares of our common stock which remain unsold after the completion of the Subscription Offering. We, however, intend to sell the unsubscribed for shares, if any, in the Underwritten Offering.

SUBSCRIPTION AGENT

Mellon Bank, N.A. (the “Subscription Agent”) will act as our agent to accept exercises of Subscription Rights. All communications to the Subscription Agent, including the delivery of Order Forms and payment of the aggregate Initial Subscription Price, should be addressed as follows:

If by mail:	If by hand/overnight courier:
Mellon Bank, N.A. c/o Mellon Investor Services LLC P.O. Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	Mellon Bank, N.A. c/o Mellon Investor Services LLC 480 Washington Blvd, 27th floor Jersey City, NJ 07310 Attn: Reorganization Department

The Subscription Agent’s toll-free telephone number is 1-888-451-6209.

INFORMATION AGENT

We have appointed Mellon Investor Services LLC as Information Agent for the Subscription Offering. Any questions or requests for additional copies of this prospectus, the Instructions or the DTC Participant Oversubscription Exercise Form may be directed to the Information Agent at the address and telephone number below:

Mellon Investor Services LLC

480 Washington Blvd, 27th floor

Jersey City, NJ 07310

Attn: Reorganization Department

Toll-free number: 1-888-451-6209

We will pay the fees and expenses of the Information Agent and we have also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Subscription Offering.

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Underwritten offering

In the event shares of our common stock remain unsold after completion of the Subscription Offering, we expect, but will not be required, to sell up to all of the remaining shares in the Underwritten Offering, inclusive of shares to cover over-allotments. The Underwritten Offering would be made on a firm commitment underwritten basis and would occur as soon as practicable after the close of the Subscription Offering. The Underwritten Offering Price will be determined by negotiation between us and the Underwriters, with reference to the market price of our common stock at that time.

In the event the Adjusted Subscription Price is less than the Initial Subscription Price, then the Subscription Price shall be the Adjusted Subscription Price. As soon as practicable after the Completion Date, we will refund to each subscriber in the Subscription Offering, without interest, the difference between the Initial Subscription Price and Adjusted Subscription Price.

UBS Securities LLC and Popular Securities, Inc. are expected to act as the underwriters (the “Underwriters”) of any Underwritten Offering and will receive a customary underwriting discount to be negotiated with us. The underwriting agreement with respect to any Underwritten Offering will provide that the obligations of the underwriters are subject to certain conditions precedent, and that the underwriters will be obligated to purchase all the shares of our common stock to be sold in the Underwritten Offering if any are purchased. Such Underwritten Offering also is expected to provide for indemnification by us of the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

We expect to grant the underwriters, from the shares remaining unsold after the Subscription Offering, an option to purchase up to 15% of the shares of our common stock, not to exceed 1,575,000 shares of our common stock, included in the Underwritten Offering before taking into account the over-allotment option solely for the purpose of covering any over-allotments by the underwriters.

Holders who purchase our common stock in the Subscription Offering will not have a right to sell their shares in the Underwritten Offering. This prospectus does not cover any resales of our common stock received by a Holder upon exercise of any Subscription Rights, and no person is authorized to make use of this prospectus in connection with any such resale.

We have agreed that for a period of 90 days from the date of the underwriting agreement used in connection with the Underwritten Offering, if any, subject to certain exceptions and extensions, we will not, without the prior consent of the underwriters, directly or indirectly sell, offer to sell, enter into any agreement to sell, or otherwise dispose of, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock.

One of our wholly-owned subsidiaries, Popular Securities, Inc., will participate as an underwriter in the Underwritten Offering if an Underwritten Offering occurs. The Underwritten Offering, if it occurs, will be made pursuant to a separate prospectus and will comply with Rule 2720 of the Conduct Rules of the NASD. The underwriters, agents and dealers participating in the sale of our common stock in the Underwritten Offering, if it occurs, will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the Conduct Rules of the NASD.

The maximum discount or commission that may be received by any member of the NASD for sales of securities pursuant to this prospectus will not exceed 8.00%.

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Description of capital stock

GENERAL

Our authorized capital stock consists of 470,000,000 shares of common stock, par value $6.00 per share, and 30,000,000 shares of preferred stock, without par value. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as our Board of Directors determines. As of September 30, 2005, there were issued and outstanding 7,475,000 shares of preferred stock and 267,152,969 shares of common stock. Shares of our common stock are quoted on the Nasdaq Stock Market.

The following description summarizes the material provisions of our common stock. It does not purport to be complete and is subject in all respects to the applicable provisions of the Puerto Rico General Corporations Law, our Composite Articles of Incorporation (the “Certificate”), the Rights Agreement (defined below) and the Certificate of Designation describing the Series A Participating Cumulative Preferred Stock.

COMMON STOCK

Subject to the rights of holders of any preferred stock outstanding, holders of our common stock are entitled to receive ratably such dividends, if any, as our Board of Directors may in its discretion declare out of legally available funds.

The holders of our common stock are entitled to one vote per share on all matters brought before the stockholders. The holders of our common stock do not have the right to cumulate their shares of our common stock in the election of directors. The Certificate provides that the approval of our merger, reorganization, or consolidation or the sale, lease or hypothecation of substantially all of our assets or the approval of our voluntary dissolution requires the vote of the holders of 75% of the total number of our outstanding shares of common stock.

In the event of liquidation, holders of our common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of liabilities and such preferential amounts as may be required to be paid to the holders of our outstanding series of preferred stock and any preferred stock we hereafter issue.

The Certificate provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, one-third of the members of our Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of our Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed.

The Certificate provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. The Certificate and our Bylaws also provide that the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote generally for the election of directors is required to remove a director or the entire Board of Directors from office for cause. Certain portions of the Certificate described in certain of the preceding paragraphs, including those related to the classified Board of Directors, may be amended only by the affirmative vote of the holders of two-thirds of the total number of our outstanding shares of common stock.

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Description of capital stock

Certain of the provisions contained in the Certificate have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire us because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for our capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Pursuant to the Certificate, holders of our common stock are entitled to preferential rights to subscribe for newly issued shares of our common stock on a pro rata basis unless, in approving the issuance of our common stock, or any transaction resulting in the issuance of any of our common stock, our Board of Directors unanimously resolves otherwise. The stockholders have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any dividend reinvestment and stock purchase plan or which may be authorized in order to exchange such new shares of stock for property which our Board of Directors may consider convenient or necessary for us to acquire, nor shall the stockholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to us, or of shares of stock to be issued for sale to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services to us. There are no redemption or call provisions applicable to shares of our common stock.

The outstanding shares of our common stock are, and shares of our common stock offered hereby upon their due issuance, delivery and the receipt of payment therefor will be, validly issued, fully paid and nonassessable.

The Registrar and Transfer Agent for our common stock is Banco Popular de Puerto Rico.

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

Pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998, holders of shares of our common stock outstanding at the close of business on August 28, 1998 received the right, or a “Preferred Right,” to purchase one one-hundredth of a share of our Series A Participating Cumulative Preferred Stock on the terms set forth in the Stockholder Protection Rights Agreement. There is one Preferred Right attached to each share of our common stock outstanding. In addition, as long as the Preferred Rights are attached to our common stock, one Preferred Right will be issued with each new share of our common stock issued. At the time the Preferred Rights become exercisable, separate certificates will be issued and the Preferred Rights could begin to trade separately from our common stock. Preferred Rights become exercisable (i) on the first date we announce that a person or group has acquired 10% or more of the shares of our common stock then outstanding, or (ii) on the close of business on the tenth business day after the commencement of a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 10% or more of our common stock. The Preferred Rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire us under circumstances not approved by our Board of Directors.

PREFERRED STOCK

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other

27

Description of capital stock

special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof to be adopted by our Board of Directors, except as otherwise provided in the Certificate or any amendment thereto.

Our only outstanding class of preferred stock is our 6.375% noncumulative monthly income preferred stock, 2003 Series A. These shares of preferred stock are nonconvertible and are redeemable solely at our option beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 30, 2009, $25.25 from March 31, 2009 through March 30, 2010 and $25.00 from March 31, 2010 and thereafter. Holders of shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A have the right to elect two directors to our Board of Directors if we do not pay dividends in full for 18 monthly dividend periods, whether or not consecutive. If we resume payment of dividends and pay dividends in full for 12 consecutive monthly dividend periods, the directors elected by holders of shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A are required to vacate office. The terms of our 6.375% noncumulative monthly income preferred stock, 2003 Series A do not permit us to declare or pay any dividends on our common stock (1) unless all accrued and unpaid dividends on our 6.375% noncumulative monthly income preferred stock, 2003 Series A for the 12 dividend periods ending on the immediately preceding dividend payment date have been paid and the full dividend on our 6.375% noncumulative monthly income preferred stock, 2003 Series A for the current monthly dividend period is contemporaneously declared and paid or set aside for payment or (2) if we have defaulted in the payment of the redemption price of any shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A called for redemption.

The issuance of shares of preferred stock could make it more difficult and more expensive for another person or entity to obtain control of us in a merger, tender offer, proxy fight or similar transaction. The ability of our Board of Directors to issue shares of preferred stock in such a situation could have the effect of discouraging a potential acquiror and may have an adverse effect on stockholders wishing to participate in a merger, tender offer or proxy fight. Our management is not aware of any person or entity currently seeking control of us.

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Taxation

UNITED STATES FEDERAL INCOME TAXATION

The following discussion describes the material U.S. federal income tax consequences of the receipt and exercise of Subscription Rights pursuant to the Subscription Offering and of the acquisition, ownership and disposition of the shares offered hereby. It does not purport to be a comprehensive description of all tax considerations that may be relevant to the receipt and exercise of Subscription Rights or to a decision to acquire the shares offered hereby. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

➢	a dealer in securities;

➢	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

➢	a tax-exempt organization;

➢	a life insurance company;

➢	a person liable for alternative minimum tax;

➢	a person that actually or constructively owns 10% or more of our voting stock;

➢	a person that holds shares as part of a straddle or a hedging or conversion transaction; or

➢	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing and proposed regulations, published rulings and court decisions, and the laws of Puerto Rico, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THESE AND OTHER FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE DISTRIBUTION AND EXERCISE OF THE SUBSCRIPTION RIGHTS AND THE ACQUISITION AND OWNERSHIP OF OUR COMMON STOCK.

As used herein, a “U.S. Holder” is a beneficial owner of our common stock that is: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Receipt and Exercise of Subscription Rights

U.S. Holders:    For United States federal income tax purposes, no amount will be includible in income by a U.S. Holder upon receipt of the Subscription Rights pursuant to the Subscription Offering. If the fair market value of the Subscription Rights is equal to or greater than 15% of the fair market value of the existing common stock with respect to which the Subscription Rights are issued, a U.S. Holder will be required to allocate its basis in the existing common stock between the existing common stock and the Subscription Rights based on their relative fair market values at the time the Subscription Rights are distributed. Such allocation applies only if the Subscription Rights are exercised. If the fair market value of the Subscription Rights is less than 15% of the fair market value of the existing common stock at the time the Subscription Rights are issued, the holder will have a zero basis in the Subscription Rights unless

29

Taxation

the holder (i) elects under section 307 of the Code to allocate a portion of its basis in the holder’s existing common stock to the Subscription Rights (based on their relative fair market values at the time the Subscription Rights are distributed) and (ii) actually exercises the Subscription Rights.

Upon exercise of a Subscription Right, a U.S. Holder will not recognize gain or loss. The basis of each share of common stock acquired upon exercise of a Subscription Right will equal the sum of the subscription price and the basis, if any, in the Subscription Rights exercised. The holding period for common stock will begin on the date the Subscription Rights are exercised.

No loss will be recognized by a U.S. Holder who allows a Subscription Right to lapse.

Non-U.S. Holders:    A beneficial owner of our common stock that is not a United States person for federal income tax purposes (a “non-U.S. Holder”) will not be subject to United States federal income (including withholding) tax on the receipt or exercise of Subscription Rights.

Taxation of Dividends

U.S. Holders:    Under the United States federal income tax laws, if you are a U.S. Holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. Holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares offered hereby for more than 60 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the shares offered hereby generally will be qualified dividend income.

You must include any Puerto Rico tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you, in the case of the shares offered hereby receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares offered hereby and thereafter as capital gain.

Subject to certain limitations, the Puerto Rico tax withheld and paid over to Puerto Rico will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. To the extent a refund of the tax withheld is available to you under Puerto Rico law, the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability—see “Puerto Rico Income Taxation” below.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, while dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

An individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year in which a distribution on the shares offered hereby is made will generally be exempt from United States taxation with respect to the distribution.

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Taxation

Non-U.S. Holders:    If you are a non-U.S. Holder, dividends paid to you in respect of shares offered hereby will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. Holder.

If you are a corporate non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Exchange of Shares

U.S. Holders:    If you are a U.S. Holder and you sell or otherwise dispose of your shares offered hereby you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares offered hereby. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes unless you are an individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year.

An individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year of the sale or exchange will generally be exempt from United States taxation with respect to gain on the shares offered hereby. Puerto Rico taxes may apply—see “Puerto Rico Income Taxation”.

Non-U.S. Holders:    If you are a non-U.S. Holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares offered hereby unless:

➢	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

➢	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PUERTO RICO TAXATION

The following discussion describes the material Puerto Rico tax consequences of the receipt and exercise of Subscription Rights pursuant to the Subscription Offering and of the acquisition, ownership and disposition of shares of our common stock. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to the receipt and exercise of Subscription Rights or to a decision to acquire our common stock and does not describe any tax consequences arising under the laws

31

Taxation

of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as special partnerships, corporations of individuals, estate and trusts and tax exempted organizations.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. You should be aware that an opinion of counsel represents only such counsel’s best legal judgment and is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico or the courts. Accordingly, there can be no assurance that the opinion set forth herein, if challenged, would be sustained.

You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

Taxation of Distributions

General:    Distributions of cash or other property made by us on our common stock will be treated as dividends to the extent that we have current or accumulated earnings and profits. To the extent that a distribution exceeds our current and accumulated earnings and profits, the distribution will be first applied against and reduce the adjusted tax basis of our common stock in the hands of the holder and then be treated as gain on the sale or exchange of our common stock as described below.

The following discussion regarding income taxation of dividends on our common stock received by individuals not residents of Puerto Rico and foreign corporations assumes that dividends paid by us will constitute income from sources within Puerto Rico. Generally, a dividend paid by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation has derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration of the dividend or for such part of such period as the corporation has been in existence. We have derived more than 20% of our gross income from Puerto Rico sources on an annual basis since our incorporation in 1984.

Receipt and Exercise of Subscription Rights:    No gain or loss will be recognized by a stockholder upon the grant by us of the Subscription Rights. If the Subscription Rights are exercised, the tax basis of the Subscription Rights will be determined by allocating the basis of the existing common stock held by the stockholder between the existing common stock and the Subscription Rights in proportion to their relative fair market values on the date of distribution. Fair market value is to be determined from all facts and circumstances, including the prohibition against the transferability of the Subscription Rights. If the Subscription Rights are determined to have no fair market value, no part of the tax basis of the existing common stock will have to be allocated between the existing common stock and the Subscription Rights. The tax basis for purposes of determining the gain or loss on the sale or exchange of our common stock received upon exercise of the Subscription Rights will be equal to the sum of the basis of the Subscription Rights, if any, and the subscription price.

No gain or loss will be recognized by a stockholder upon exercise of the Subscription Rights. The holding period of our common stock received upon exercise of the Subscription Rights will commence at the time the Subscription Rights with respect to such common stock are exercised.

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Taxation

Individual residents of Puerto Rico and Puerto Rico corporations:    In general, individuals who are residents of Puerto Rico will be subject to a 10% income tax on dividends paid on our common stock. This tax is required to be withheld by us unless an individual elects for this withholding not to apply, and in that case he or she will be required to include the amount of the dividend as ordinary income taxable at the normal income tax rates, which may be up to 33%. Individuals for which the withholding is made may elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Puerto Rico corporations will be subject to income tax on dividends paid on our common stock at the normal corporate income tax rates, subject to the dividend received deduction discussed below and such dividends will not be subject to withholding. The dividend received deduction will be equal to 85% of the dividends actually or constructively received during the taxable year of the corporate shareholder, not in excess of 85% of such shareholder’s net taxable income for the taxable year the dividends are actually or constructively received.

As a practical matter, dividends on our common stock held in street name through foreign financial institutions or other securities intermediaries not engaged in trade or business in Puerto Rico (other than through the book entry system of DTC) will generally be subject to the 10% withholding tax imposed on foreign corporations. See “—Foreign corporations.” Accordingly, individuals who are residents of Puerto Rico and who desire to file an election out of the applicable withholding tax should have their shares of common stock issued and registered in their own names or through the book entry system of DTC. Similarly, Puerto Rico corporations that wish to avoid the withholding imposed on foreign corporations should have their shares of common stock issued and registered in their own names or through the book entry system of DTC in order to ensure that no withholding is made on dividends. In the case of shares of common stock held through the book entry system of DTC, the above stockholders need to timely make an election and/or instruct their broker or other direct or indirect participant of DTC that no withholding is to be made. (See “—Special Withholding Tax Considerations,” below).

United States citizens not residents of Puerto Rico:    Dividends paid on our common stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by us, unless the individual elects for this withholding not to apply and timely files with us or with his broker or other direct or indirect participant of DTC (in the case of shares held through the book entry system of DTC) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. Individuals for which the withholding is made may also elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined. As a practical matter, United States citizens who are residents of Puerto Rico will need to have their shares of common stock registered directly in their name or through the book entry system of DTC in order to opt out of the 10% withholding tax. (See “—Special Withholding Tax Considerations,” below).

Individuals not citizens of the United States and not residents of Puerto Rico:    Dividends paid on our common stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% tax which will be withheld at source by us.

Foreign corporations:    The income taxation of dividends paid on our common stock to a foreign corporation will depend on whether or not the foreign corporation is engaged in trade or business in Puerto Rico.

33

Taxation

Foreign corporations that are engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations (including the dividends received deduction) on their net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on our common stock. No Puerto Rico income tax withholding at source will be made on dividends paid to foreign corporations engaged in trade or business in Puerto Rico. However, in order for dividends not to be subject to Puerto Rico income tax withholding at source, the shares need to be registered directly in the name of the foreign corporation engaged in trade or business in Puerto Rico or registered through the book entry system of DTC and the procedures described in “—Special Withholding Tax Considerations” need to be followed.

In general, foreign corporations that are engaged in trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on our common stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% withholding tax on dividends received on our common stock.

Partnerships:    Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most partnerships, respectively.

Special Withholding Tax Considerations:    Our common stock will be available in global form through the book-entry system of DTC. In such case, and irrespective of who the beneficial owner of our common stock may be, a 10% Puerto Rico income tax will be withheld at source unless your broker or other direct or indirect participant of DTC that maintains your position in our common stock timely certifies to us through DTC that you are not subject to, or have elected out of, the 10% Puerto Rico withholding tax.

Taxation of gains upon sales or exchanges

General:    The sale or exchange of common stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis of our common stock sold in the hands of the holder. A holder’s tax basis in our common stock generally will equal the amount such holder paid for the stock. Any gain or loss that is required to be recognized will be a capital gain or loss if our common stock is held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of our common stock exceeds six months.

Individual residents of Puerto Rico and Puerto Rico corporations:    If the stockholder is an individual and the gain is a long-term capital gain, the stockholder may opt to tax the gain at a rate of 10% if the sale is effected in a taxable year that commenced prior to July 1, 2005 and 12.5% if the sale is effected in a taxable year that commenced or commences after June 30, 2005. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 12.5% if the sale is effected in a taxable year that commenced prior to July 1, 2005 and 20% if the sale is effected in a taxable year that commenced or commences after June 30, 2005. The legislation that increased the capital gains rates for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such increase in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such increase in rates apply on a permanent basis for all taxable years commencing after June 30, 2005.

34

Taxation

United States citizens not residents of Puerto Rico:    A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of common stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of common stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to our common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence our common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005, an amount equal to 10% of the payments made will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced or commences after June 30, 2005, an amount equal to 12.5% of the payments made will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 12.5%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability. The legislation that increased the capital gains rates for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such increase in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such increase in rates apply on a permanent basis for all taxable years commencing after June 30, 2005.

Individuals not citizens of the United States and not residents of Puerto Rico:    An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “—United States citizens not residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of common stock constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005, an amount equal to 25% of the payments received will be withheld at the source; provided that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced or commences after June 30, 2005, an amount equal to 12.5% of the payments made will be withheld at the source; provided that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability. The legislation that reduced the withholding tax for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such reduction in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such reduction in withholding apply on a permanent basis for all taxable years commencing after June 30, 2005.

Foreign corporations:    A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of common stock if the gain is from sources within Puerto Rico or is effectively connected with a trade or business in Puerto Rico. Any such gain that constitutes long-term capital gain qualifies for an alternative tax of 12.5% if the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005 and 20% in the case of sales effected in taxable years commencing after June 30, 2005.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on

35

Taxation

the sale or exchange of our common stock that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of common stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of common stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to our common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence our common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments made with respect to the transaction will be withheld at the source and be creditable against the shareholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

Partnerships:    Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to corporations is equally applicable in the case of most partnerships.

Estate and Gift Taxation

The transfer of our common stock by inheritance by an individual who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of our common stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of our common stock by death or gift.

Municipal License Taxation

Individuals and corporations that are not engaged in trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on our common stock or on any gain realized on the sale or exchange of such common stock.

Individuals, residents or non residents, and corporations, Puerto Rico or foreign, that are engaged in trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on our common stock and on the gain realized on the sale or exchange of our common stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

Property Taxation

Our common stock will not be subject to Puerto Rico property tax.

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Plan of distribution

Our common stock offered hereby is being offered by us directly to the Holders as of the close of business on the Record Date.

UBS Securities LLC and Popular Securities, Inc. will act as dealer managers for the Subscription Offering. Under the terms and subject to the conditions contained in the dealer manager agreement, the dealer managers will solicit the exercise of Subscription Rights. The Subscription Offering is not contingent upon any number of Subscription Rights being exercised. We have agreed to pay the dealer managers a fee for their services equal to 2.5% of the aggregate Subscription Price for shares issued pursuant to the Subscription Offering. In addition, we have agreed to reimburse the dealer managers an amount up to $25,000 for their expenses incurred in connection with the Subscription Offering.

We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we have agreed to contribute to payments the dealer managers may be required to make in respect of these liabilities. The dealer manager agreement also provides that the dealer managers will not be subject to any liability to us in rendering the services contemplated by the dealer manager agreement except for any act of willful misconduct or gross negligence or reckless disregard by a dealer manager of its obligations and duties under the dealer manager agreement.

With the exception of the fees payable to the dealer managers described above, we have not employed any brokers, dealers or underwriters in connection with the Subscription Offering, and no underwriting commissions, fees or discounts will be paid in connection with the Subscription Offering. Certain regular employees in the Corporate Trust Department of the Subscription Agent may solicit responses from Holders to the Subscription Offering, but those employees will not receive any commissions or compensation for those services other than their normal employment compensation. None of our directors or employees will solicit sales of our common stock or exercise of the Subscription Rights.

One of our wholly-owned subsidiaries, Popular Securities, Inc., will participate as a dealer manager in the solicitation of subscriptions for the right to purchase shares of our common stock offered by this prospectus. This offering will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”). The dealer managers participating in the solicitation of subscriptions for the right to purchase shares of our common stock offered by this prospectus will not exercise Subscription Rights in respect of accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the Conduct Rules of the NASD.

The maximum discount or commission that may be received by any member of the NASD for the solicitation of exercises of Subscription Rights pursuant to this prospectus will not exceed 8.00%.

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Validity of common stock

The validity of the shares of our common stock offered hereby has been passed upon for us by Brunilda Santos de Álvarez, our Executive Vice President & Chief Legal Officer. We have been represented by Sullivan & Cromwell LLP in connection with the subscription offering and Sidley Austin Brown & Wood LLP has acted as counsel to the dealer managers.

Experts

The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

Available information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

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Incorporation of certain documents by reference

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

3.	Our Current Reports on Form 8-K filed with the SEC on January 5, January 19, January 21, February 23, April 15, April 26, July 18, August 4, August 23, October 14 and November 2, 2005.

4.	The descriptions of our common stock set forth in our Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

All documents that we file subsequent to the date of this prospectus and prior to the termination of the offering of our common stock contemplated hereby pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Ileana González, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 009396-2708. Telephone requests may also be directed to: (787) 765-9800. You may also access this information at our website at http://www.popularinc.com. No additional information on our website is incorporated by reference in this prospectus.

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The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to Completion	November 23, 2005

             Shares

Common Stock

We are offering              shares of our common stock, par value $6.00 per share, that remain unsubscribed for by our existing stockholders in a 10,500,000 share subscription offering. See “Subscription Offering” herein.

Our common stock is traded on the Nasdaq Stock Market under the symbol “BPOP”. On November 22, 2005, the last reported sale price of our common stock was $22.59 per share. See “Dividends and Price Range of Our Common Stock” herein.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock under the heading “ Risk factors” beginning on page 7 of this prospectus.

THE SECURITIES WILL NOT BE DEPOSITS, SAVINGS ACCOUNTS OR OTHER OBLIGATIONS OF A BANK AND WILL NOT BE INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, OR ANY OTHER GOVERNMENTAL AGENCY.

Neither the Securities and Exchange Commission nor any state or Commonwealth of Puerto Rico securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional              shares of common stock from us at the public offering price, less the underwriting discounts and commissions payable by us to cover over-allotments, if any, within 30 days from the date of this prospectus. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be $             and the total proceeds, before expenses, to us will be $            .

The underwriters are offering the shares of common stock as set forth under “Underwriting”. Delivery of the shares of common stock will be made on or about                             .

Joint Book-Running Managers

UBS Investment Bank	Popular Securities

You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with additional information or information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

In connection with this offering, we and the underwriters have agreed that offers and sales of our common stock will not be made in any Member State of the European Economic Area.

“Popular” and “Banco Popular” are registered service marks of Popular, Inc.

i

Prospectus summary

While this summary highlights what we consider to be the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, especially the risks of investing in our common stock, which we discuss under the heading “Risk factors” beginning on page 7.

Unless the context requires otherwise, the words “Popular,” “we,” “company,” “us” and “our” refer to Popular, Inc. and its subsidiaries.

POPULAR, INC.

Popular, Inc. is a diversified, publicly owned bank holding company, registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and, accordingly, subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Our executive offices are located at 209 Muñoz Rivera Avenue, Hato Rey, Puerto Rico 00918, and our telephone number is (787) 765-9800.

We are a full service financial services provider with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico with over 280 branches and offices, we offer retail and commercial banking services through our banking subsidiary, Banco Popular de Puerto Rico, as well as investment banking, auto and equipment leasing and financing, mortgage loans, consumer lending, insurance and information processing through specialized subsidiaries. In the United States, we have established the largest Hispanic-owned financial services franchise, providing complete financial solutions to all the communities we serve. Banco Popular North America operates over 135 branches in California, Texas, Illinois, New York, New Jersey and Florida. Our finance subsidiary in the United States, Popular Financial Holdings, operates nearly 200 retail lending locations offering mortgage and personal loans, and also maintains a substantial wholesale broker network, a warehouse lending division, loan servicing, and an assets acquisition unit. We continue to use our expertise in technology and electronic banking as a competitive advantage in our Caribbean and Latin America expansion, through our financial transaction processing company, EVERTEC, Inc. We are exporting our 112 years of experience through the region while continuing our commitment to meet the needs of retail and business clients through innovation, and fostering growth in the communities we serve. We are ranked among FORTUNE magazine’s 2005 100 Best Companies to Work For. We are the largest financial institution based in Puerto Rico and the 27th largest bank holding company in the United States as of June 30, 2005. We had consolidated total assets of $47.1 billion, total deposits of $22.6 billion and stockholders’ equity of $3.2 billion at September 30, 2005.

BANCO POPULAR DE PUERTO RICO

Our principal bank subsidiary, Banco Popular de Puerto Rico (“Banco Popular” or the “Bank”), was organized in 1893 and is Puerto Rico’s largest bank with consolidated total assets of $25.4 billion, deposits of $14.2 billion and stockholder’s equity of $1.6 billion at September 30, 2005. The Bank accounted for 54% of our total consolidated assets at September 30, 2005. Banco Popular has the largest retail franchise in Puerto Rico, with 192 branches and over 570 automated teller machines. The Bank has the largest trust operation in Puerto Rico. The Bank also operates seven branches in the U.S. Virgin Islands, one branch in the British Virgin Islands and one branch in New York. Banco Popular’s deposits are insured under the Bank Insurance Fund (“BIF”) of the Federal Deposit Insurance Corporation (the “FDIC”). Banco Popular has three subsidiaries, Popular Auto, Inc., Puerto Rico’s largest vehicle

1

financing, leasing and daily rental company, Popular Finance, Inc., a small personal loan and mortgage company with 38 offices and seven mortgage centers in Puerto Rico, and Popular Mortgage, Inc., a mortgage loan company with 31 offices in Puerto Rico.

OTHER PRINCIPAL SUBSIDIARIES

We have three other principal subsidiaries: Popular Securities, Inc., Popular International Bank, Inc. (“PIB”) and EVERTEC, Inc. Popular Securities, Inc. is a securities broker-dealer in Puerto Rico with financial advisory, investment and security brokerage operations for institutional and retail customers. EVERTEC, Inc. conducts our electronic transaction and processing services, as well as the operational and programming services of Banco Popular. This initiative is part of our strategic objectives to provide added value to our customers by offering integrated technological solutions and financial transaction processing.

PIB

PIB is our wholly-owned subsidiary organized in 1992 that operates as an “international banking entity” under the International Banking Center Regulatory Act of Puerto Rico (the “IBC Act”). PIB is a registered bank holding company under the BHC Act and is principally engaged in providing managerial services to its subsidiaries. PIB owns the outstanding stock of Popular North America, Inc. (“PNA”), ATH Costa Rica, S.A., CreST, S.A. and Popular Insurance V.I., Inc., an insurance agency. ATH Costa Rica, S.A. and CreST, S.A. provide ATM switching and driving services in San José, Costa Rica. In addition, PIB has equity investments in Consorcio de Tarjetas Dominicanas (CONTADO), the largest payment network in the Dominican Republic, in Banco Hipotecario Dominicano (“BHD”), also in the Dominican Republic and in Servicios Financieros S.A. de C.V. (“Serfinsa”), the largest ATM network in El Salvador.

PNA

PNA, a wholly-owned subsidiary of PIB and our indirect wholly-owned subsidiary, was organized in 1991 under the laws of the State of Delaware and is a registered bank holding company under the BHC Act. PNA functions as a holding company for our mainland U.S. operations. Banco Popular North America (“BPNA”), a direct subsidiary of PNA, in the mainland United States is based in six states. In New York, BPNA operates 32 branches, which accounted for aggregate assets of $3.0 billion and total deposits of $2.7 billion at September 30, 2005. BPNA also operates 20 branches in Illinois and 45 in California with total assets of $2.0 billion and $3.1 billion, respectively, and deposits of $1.7 billion and $1.9 billion, respectively. In addition, BPNA has 14 branches in New Jersey with total assets of $936 million and deposits of $881 million as of September 30, 2005, and 18 branches in Florida with total assets of $1.9 billion and deposits of $1.3 billion. In Texas, BPNA operates seven branches with aggregate assets of $1.2 billion and total deposits of $203 million at the same date. The deposits of BPNA are insured under the BIF by the FDIC.

Popular Financial Holdings, Inc., a direct subsidiary of PNA, is the holding company of Equity One, Inc. Equity One, Inc. is engaged in the business of granting personal and mortgage loans and providing dealer financing through 211 offices in 34 states. Popular Financial Services, LLC, a direct subsidiary of Equity One, Inc., is the wholesale operation which both acquires pools of non-prime loans from mortgage bankers and originates individual mortgage loans through a network of over 2,000 approved mortgage brokers and bankers throughout the U.S. In addition, Popular Warehouse Lending, LLC, a direct subsidiary of Equity One, Inc., provides revolving credit lines ranging from $2 million to $15 million to small and mid-size mortgage bankers. Popular Financial Holdings, Inc. had total assets of $8.6 billion as of September 31, 2005.

2

The underwritten offering

Shares offered hereby	shares of our common stock.

Subscription offering	shares of our common stock have been subscribed by our existing shareholders in the subscription offering.

Over-allotment option	We have granted the underwriters an option, exercisable within 30 days from the date hereof, to purchase up to an additional shares of our common stock to cover over-allotments, if any.

Preferential rights

Subject to certain exceptions, holders of our common stock are entitled to preference for the subscription for our common stock unless our Board of Directors in connection with an issuance of our common stock unanimously resolves otherwise. The holders of our common stock offered by this prospectus will be entitled to such preferential rights in offerings that are commenced after the shares are issued. See “Description of Capital Stock—Common Stock”.

Use of proceeds	The net proceeds from the sale of our common stock will be used for general corporate purposes, including funding future acquisitions.

Shares outstanding	At November 21, 2005, 267,427,050 shares of our common stock were outstanding.

Nasdaq Stock Market symbol	“BPOP”.

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Summary consolidated financial data

We have derived our financial summary data for the year ended December 31, 2004, from our audited consolidated financial statements incorporated by reference in this prospectus. We have derived our financial summary data for each of the nine-month periods ended September 30, 2005, and September 30, 2004, and each of the three-month periods ended September 30, 2005, and September 30, 2004, from our unaudited consolidated financial statements incorporated by reference in this prospectus. The unaudited consolidated financial statement data include, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the three- and nine-month periods ended September 30, 2005, are not necessarily indicative of the results that may be expected for the year ending December 31, 2005. You should read the financial summary data set forth below in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and with our consolidated financial statements and related notes included in our annual report for the year ended December 31, 2004, filed with the SEC on Form 10-K on March 16, 2005 and incorporated by reference in this prospectus.

POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)
Summary of Operations
Interest income	$666,088	$563,767	$1,946,464	$1,614,779	$2,216,265
Interest expense	317,978	215,575	883,638	595,170	840,754

Net interest income	348,110	348,192	1,062,826	1,019,609	1,375,511
Provision for loan losses	49,960	46,614	144,232	132,641	178,657

Net interest income after provision for loan losses	298,150	301,578	918,594	886,968	1,196,854
Other income	171,261	143,753	492,066	436,074	596,193
Net (loss) gain on sale and valuation adjustment of investment securities	(920)	—	50,891	13,435	12,737
Trading account profit (loss)	4,707	803	28,138	(748)	(159)

Total non-interest income	175,048	144,556	571,095	448,761	608,771
Salaries and benefits	149,792	137,569	448,045	408,372	548,936
Profit sharing	4,890	5,083	16,805	16,404	22,082
Amortization of intangibles	2,387	1,984	6,770	5,586	7,844
Other operating expenses	172,344	153,237	498,826	438,909	592,150

Total operating expenses	329,413	297,873	970,446	869,271	1,171,012

Income before income tax and cumulative effect of accounting changes	143,785	148,261	519,243	466,458	634,613
Income tax	28,569	32,880	112,395	104,774	144,705

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POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)
Income before cumulative effect of accounting changes	115,216	115,381	406,848	361,684	489,908
Cumulative effect of accounting changes	—	—	3,607	—	—

Net income	$115,216	$115,381	$410,455	$361,684	$489,908
Net income applicable to common stock	$112,237	$112,402	$401,520	$352,749	$477,995

Basic and diluted EPS before cumulative effect of accounting change(1)	—	—	$1.49	$1.32	—
Basic and diluted EPS after cumulative effect of accounting change	—	—	$1.50	$1.32	—
Basic and diluted earnings per share	$0.42	$0.42	—	—	$1.79
Dividends declared per common share	$0.16	$0.16	$0.48	$0.46	$0.62
Average common shares outstanding	267,244,997	266,414,016	267,043,298	266,197,350	266,302,105
Average common shares outstanding—assuming dilution	267,835,364	266,818,378	267,583,122	266,507,936	266,674,856
Common shares outstanding at end of period	267,152,969	266,345,324	267,152,969	266,345,324	266,582,103

Selected Average Balances
Total assets	$46,047,681	$40,783,407	$45,699,254	$38,793,708	$39,898,775
Total loans*	29,297,237	25,751,941	29,213,718	24,222,902	25,143,559
Earning assets	42,924,701	38,551,188	42,687,108	36,626,461	37,621,648
Deposits	22,566,763	19,587,893	22,169,512	18,960,531	19,409,055
Interest-bearing liabilities	38,109,606	33,281,456	37,589,225	31,470,346	32,445,512
Stockholders’ equity	3,320,569	2,943,636	3,229,283	2,860,175	2,903,137

Selected Financial Data at Period-End
Total assets	$47,120,108	$42,855,594	$47,120,108	$42,855,594	$44,401,576
Total loans*	30,550,083	27,517,298	30,550,083	27,517,298	28,742,261
Earning assets	43,913,870	40,337,786	43,913,870	40,337,786	41,812,475
Deposits	22,578,709	20,483,218	22,578,709	20,483,218	20,593,160
Interest-bearing liabilities	39,461,214	35,067,658	39,461,214	35,067,658	36,302,094
Stockholders’ equity	3,221,396	3,010,495	3,221,396	3,010,495	3,104,621

5

POPULAR, INC.

Financial Summary

(in thousands, except share data)

	For the three months ended September 30,		For the nine months ended September 30,		For the year ended December 31,
	2005	2004	2005	2004	2004
	(unaudited)				(audited)

Performance Ratios
Net interest yield**	3.24%	3.61%	3.32%	3.71%	3.66%
Return on assets	0.99	1.13	1.20	1.25	1.23
Return on common equity	14.21	16.22	17.61	17.63	17.60

Credit Quality Data
Non-performing assets	$629,943	$623,085	$629,943	$623,085	$613,734
Net loans charged-off	47,489	42,482	127,159	118,079	177,303
Allowance for loan losses	459,425	445,845	459,425	445,845	437,081
Non-performing assets to total assets	1.34%	1.45%	1.34%	1.45%	1.38%
Allowance for losses to loans held-in-portfolio	1.55	1.64	1.55	1.64	1.56

(1)	Quarterly amounts for 2005 do not add to the year-to-date total due to rounding.
*	Includes loans held-for-sale.
**	Not on a taxable equivalent basis.

Note: Certain reclassifications have been made to prior periods to conform with current periods.

6

Risk factors

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below with all of the other information included in this prospectus before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the market price of our common stock could decline and you could lose part or all of your investment. The risks described below are not the only risks we face. Additional risks not presently known to us or that we currently may deem immaterial may also impair our business operations.

Our financial results are constantly exposed to market risk.

Market risk refers to the probability of variations in the net interest income or the market value of our assets and liabilities due to interest rate volatility. Despite the varied nature of market risks, the primary source of this risk to us is the impact of changes in interest rates, including net interest income.

Net interest income is the difference between the revenue generated on earning assets and the interest cost of funding those assets. Depending on the duration and repricing characteristics of our assets, liabilities and off-balance sheet items, changes in interest rates could either increase or decrease the level of our net interest income. For any given period, the pricing structure of our assets and liabilities is matched when an equal amount of such assets and liabilities mature or reprice in that period. Any mismatch of interest-earning assets and interest-bearing liabilities is known as a gap position. A positive gap denotes asset sensitivity, which means that an increase in interest rates would have a positive effect on net interest income, while a decrease in interest rates would have a negative effect on net interest income.

We are subject to interest rate risk because of the following factors:

➢	Assets and liabilities may mature or reprice at different times. For example, if assets reprice slower than liabilities and interest rates are generally rising, earnings will initially decline.

➢	Assets and liabilities may reprice at the same time but by different amounts. For example, when the general level of interest rates is rising, we may increase rates charged on loans by an amount that is less than the general increase in market interest rates because of intense pricing competition. Also, basis risk occurs when assets and liabilities have similar repricing frequencies but are tied to different market interest rate indices.

➢	Short-term and long-term market interest rates may change by different amounts, i.e., the shape of the yield curve may affect new loan yields and funding costs differently.

➢	The remaining maturity of various assets and liabilities may shorten or lengthen as interest rates change. For example, if long-term mortgage interest rates decline sharply, mortgage-backed securities held in our securities available-for-sale portfolio may prepay significantly earlier than anticipated, which could reduce portfolio income. If prepayment rates increase, we would be required to amortize net premiums into income over a shorter period of time, thereby reducing the corresponding asset yield and net interest income. Prepayment risk also has a significant impact on mortgage-backed securities and collateralized mortgage obligations, since prepayments could shorten the weighted average life of these portfolios.

➢	Interest rates may have an indirect impact on loan demand, credit losses, loan origination volume, the value of our securities holdings, including interest-only strips, gains and losses on sales of securities and loans, the value of mortgage servicing rights and other sources of earnings.

7

Risk factors

In our liability sensitive position, our short-term borrowings and, to a lesser extent, interest-bearing deposits typically reprice faster that our adjustable rate assets. As a result, increases in short-term interest rates could reduce net interest income. Also, if the flattening slope of the yield curve and current interest rate conditions persist, coupled with intense pricing competition, our net interest margin could be negatively impacted.

In limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed rate assets and liabilities, change pricing schedules, adjust maturities through sales and purchases of investment securities, and enter into derivative contracts, among other alternatives. We may suffer losses or experience lower spreads than anticipated in our initial projections as we implement strategies to reduce future interest rate exposure.

The hedging transactions that we enter into may not be effective in managing our exposure to market risk, including interest rate risk.

We use derivatives, to a limited extent, to manage part of our exposure to market risk caused by changes in interest rates or basis risk. The derivative instruments that we may utilize also have their own risks, which include (1) basis risk, which is the risk of loss associated with variations in the spread between the asset yield and funding and/or hedge cost; (2) credit or default risk, which is the risk of insolvency or other inability of the counterparty to a particular transaction to perform its obligations thereunder; and (3) legal risk, which is the risk that we are unable to enforce certain terms of such instruments. All or any of such risks could expose us to losses.

Reductions in our credit ratings or those of any of our subsidiaries would increase our cost of borrowing funds and make our ability to raise new funds or renew maturing debt more difficult.

Our credit ratings are an important component of our liquidity profile. Among other factors, our credit ratings are based on our financial strength, the credit quality of and concentrations in our loan portfolio, the level and volatility of our earnings, our capital adequacy, the quality of our management, the liquidity of our balance sheet, the availability of a significant base of core retail and commercial deposits, and our ability to access a broad array of wholesale funding sources. Changes in our credit ratings or the credit ratings of any of our subsidiaries to a level below “investment grade” would adversely affect our ability to raise funds in the capital markets. Our counterparties are also sensitive to the risk of a ratings downgrade. In the event of a downgrade, our cost of borrowing funds would increase. In addition, our ability to raise new funds in the capital markets or renew maturing debt may be more difficult.

Our ability to compete successfully in the marketplace for deposits depends on various factors, including service, convenience and financial stability as reflected by our operating results and credit ratings by nationally recognized credit agencies. A downgrade in our credit ratings may impact our ability to raise deposits, but we believe that the impact should not be material. Deposits at all of our banking subsidiaries are federally insured (subject to limitations established by the Federal Deposit Insurance Corporation), which is expected to mitigate the effect of a downgrade in our credit ratings.

Some of our borrowings and deposits are subject to “rating triggers”, which are contractual provisions that accelerate the maturity of the underlying obligations in the case of a change in our ratings. Therefore, our need to raise funds in the marketplace could increase in the case of a ratings downgrade.

A failure to comply with financial covenants in contractual agreements could accelerate payments of related borrowings.

In the course of borrowing from institutional lenders and other investors, we have entered into contractual agreements to maintain certain levels of debt, capital and asset quality, among other financial

8

Risk factors

covenants. Failing to comply with those agreements may result in an event of default, which could accelerate the repayment of the related borrowings. An event of default would also affect our ability to raise new funds or renew maturing debt.

We are subject to default risk in our loan portfolio.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate or acquire. We establish provisions for loan losses, which lead to reductions in our income from operations, in order to maintain our allowance for future loan losses at a level which is deemed appropriate by our management based upon an assessment of the quality of our loan portfolio in accordance with established procedures and guidelines. There can be no assurance that management has accurately estimated the level of future loan losses or that we will not have to increase our provision for loan losses in the future as a result of future increases in non-performing loans or for other reasons beyond our control.

A prolonged economic downturn or recession would likely result in an increase in delinquencies, defaults and foreclosures and in a reduction of our loan origination activity which would adversely affect our financial results.

A period of reduced economic growth or a recession has historically resulted in a reduction in lending activity and an increase in the rate of defaults in commercial loans, consumer loans and residential mortgages. A recession may have a significant adverse impact on our net interest income and fee income. We may also experience significant losses on our loan portfolio due to a higher level of defaults on our commercial loans, consumer loans and residential mortgages.

We operate in a highly regulated environment and may be adversely affected by changes in federal and local laws and regulations.

We are subject to extensive regulation, supervision and examination by federal and Puerto Rico banking authorities. Any change in applicable federal or Puerto Rico laws or regulations could have a substantial impact on our operations. Additional laws and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators, in the performance of their supervisory and enforcement duties, have significant discretion and power to prevent or remedy unsafe and unsound practices or violations of laws by banks and bank holding companies. The exercise of this regulatory discretion and power may have a negative impact on us.

Competition with other financial institutions could adversely affect our profitability.

We face substantial competition in originating loans and in attracting deposits. The competition in originating loans comes principally from other U.S., Puerto Rico and foreign banks, mortgage banking companies, consumer finance companies, insurance companies and other institutional lenders and purchasers of loans. A number of institutions with which we compete have significantly greater assets, capital and other resources. In addition, certain of our competitors are not subject to the same extensive regulation that governs our business.

We anticipate that we will encounter greater competition as we expand our operations on the U.S. mainland. Many institutions with which we compete on the U.S. mainland have significantly greater assets, capital, name recognition, customer loyalty and other resources. As a result, certain of our competitors may have advantages in conducting certain businesses and providing certain services.

Increased competition could require that we increase our rates offered on deposits or lower the rates we charge on loans, which could adversely affect our profitability.

9

Risk factors

We are exposed to greater risk because a significant portion of our business is concentrated in Puerto Rico.

A significant portion of our financial activities and credit exposure are concentrated in Puerto Rico. Consequently, our financial condition and results of operations are highly dependent on economic conditions in Puerto Rico. An extended economic slowdown in Puerto Rico, adverse political or economic developments in Puerto Rico or natural disasters, such as hurricanes, affecting Puerto Rico could result in a downturn in loan originations, an increase in the level of nonperforming assets, an increase in the rate of foreclosure loss on mortgage loans and a reduction in the value of our loans and loan servicing portfolio, all of which would adversely affect our profitability.

We are unable to predict what adverse consequences, if any, or other effects our dealings with Doral Financial Corporation or R&G Financial Corporation, the civil litigation related to Doral or R&G matters or the related investigations could have on us.

As described in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 under “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Transactions with Doral Financial Corporation” and “—Transactions with R&G Financial Corporation”, Doral Financial Corporation has announced investigations by the Securities and Exchange Commission and the U.S. Attorney’s Office for the Southern District of New York and R&G Financial Corporation has announced an investigation by the Securities and Exchange Commission. We have had dealings with both Doral and R&G and we have provided information in connection with, and are continuing to cooperate with, certain of the investigations of these matters. We are unable to predict what adverse consequences, if any, or other effects our dealings with Doral or R&G, the civil litigation related to Doral or R&G matters or the related investigations could have on us.

Certain of the provisions contained in our Certificate of Incorporation have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control.

Our certificate of incorporation provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. At each annual meeting of stockholders, one-third of the members of our Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of our Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed. Our certificate of incorporation also provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause by a vote of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote for the election of directors. These provisions have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire us because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for our capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Preferred rights issued under our Stockholder Protection Rights Agreement may have an anti-takeover effect.

Holders of shares of our common stock are entitled to a preferred right to purchase our Series A Participating Cumulative Preferred Stock in certain circumstances. Preferred rights become exercisable if a person or group has acquired 10% or more of the shares of our common stock or a tender or exchange offer is commenced which, if consummated, would result in a person becoming the beneficial owner of 10% or more of our common stock. The preferred rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire us under circumstances not approved by our Board of Directors.

10

Recent Developments

ACQUISITION OF E-LOAN

In August 2005, Popular, Inc. and E-LOAN, Inc., a California-based online consumer direct lender, announced the signing of a definitive merger agreement under which we will acquire 100% of the issued and outstanding shares of common stock and common stock equivalents of E-LOAN, Inc. for $4.25 per share in cash, or approximately $300 million. This transaction was completed effective November 1, 2005. E-LOAN, Inc., which became a wholly-owned subsidiary of Popular Financial Holdings, Inc., originated over $5 billion in mortgage, home equity, and auto loans in 2004.

ACQUISITION OF ASSETS OF INFINITY MORTGAGE CORPORATION

In September 2005, we announced a definitive merger agreement to acquire the assets of Infinity Mortgage Corporation, based in New Jersey. Infinity Mortgage Corporation originated over $220 million in mortgage loans during 2004 and operates in New Jersey, New York, Connecticut, Maryland, Massachusetts and Pennsylvania. The operations of Infinity Mortgage will become part of the mortgage business of Equity One, Inc., a subsidiary of Popular Financial Holdings, Inc. The transaction was completed on November 11, 2005.

SALE OF ASSETS OF POPULAR CASH EXPRESS

In September 2005, we announced that ACE Cash Express, Inc. will acquire substantially all of the assets of Popular Cash Express, Inc. (“PCE”), our wholly-owned check cashing business in the United States, for $36 million. The transaction does not require regulatory approval and is subject to customary closing terms and conditions. The transaction is expected to be completed in the fourth quarter of 2005.

11

Special note regarding forward-looking statements

Certain statements in this prospectus, including the documents incorporated by reference herein, are “forward-looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance and business, including, but not limited to statements with respect to the adequacy of the allowance for loan losses, market risk and the impact of interest rate changes, capital adequacy and liquidity, and the effect of legal proceedings and new accounting standards on our financial condition and results of operations. All statements contained herein that are not clearly historical in nature are forward-looking, and the words “anticipate”, “believe”, “continues”, “expect”, “estimate”, “intend,” “project” and similar expressions and future or conditional verbs such as “will”, “would”, “should”, “could”, “might”, “can”, “may” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements involve certain risks, uncertainties, estimates and assumptions by management. Various factors, some of which are beyond our control, could cause actual results to differ materially from those contemplated by such forward-looking statements. Factors that might cause such a difference include, but are not limited to:

➢	the rate of growth in the economy, as well as general business and economic conditions;

➢	changes in interest rates, as well as the magnitude of those changes;

➢	the fiscal and monetary policies of the U.S. federal government and its agencies;

➢	the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets;

➢	the performance of the stock and bond markets;

➢	competition in the financial services industries;

➢	possible legislative or regulatory changes;

➢	natural disasters; and

➢	difficulty in combining the operations of acquired entities.

Moreover, the outcome of legal proceedings, as discussed in our Form 10-K under Part I, Item 3. Legal Proceedings, is inherently uncertain and depends on judicial interpretations of law and the findings of regulators, judges and juries.

All forward-looking statements included in this prospectus, including the documents incorporated by reference herein, are based upon information available to us as of the date of this prospectus and we assume no obligation to update or revise any of those forward-looking statements.

Our risks are more specifically described under the heading “Risk factors.” If one or more of these risks or uncertainties materializes, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected.

12

Use of proceeds

The net proceeds from the sale of our common stock, estimated at $                     (assuming all of the offered shares are sold in either the subscription offering or the underwritten offering at a price of $         per share and assuming the underwriters’ over-allotment option is not exercised), will be used for general corporate purposes, including funding future acquisitions.

13

Dividends and price range of common stock

Our common stock is quoted on the Nasdaq Stock Market under the symbol “BPOP”. The following table sets forth for the calendar periods indicated the high and low sales prices as reported by the Nasdaq Stock Market for, and the cash dividends paid with respect to, our common stock.

	High	Low	Cash Dividends Declared per Share
2003:
First Quarter	$17.50	$16.00	$0.10
Second Quarter	20.40	17.00	0.14
Third Quarter	20.60	18.33	0.13
Fourth Quarter	23.78	19.89	0.14

2004:
First Quarter	$24.00	$21.50	$0.14
Second Quarter	22.00	20.00	0.16
Third Quarter	26.33	21.50	0.16
Fourth Quarter	28.88	24.50	0.16

2005:
First Quarter	$28.03	$23.80	$0.16
Second Quarter	25.65	22.94	0.16
Third Quarter	27.52	24.22	0.16
Fourth Quarter (through November 22, 2005)	24.05	20.10	0.16[1]

(1)	We declared a cash dividend of $0.16 per share on November 16, 2005, payable on January 2, 2006 to stockholders of record on December 9, 2005. Because the shares of our common stock issued in this offering will not be outstanding on the record date, the cash dividend declared on November 16, 2005 will not be paid on shares of our common stock issued in this offering.

As of September 30, 2005, we had 10,856 stockholders of record of our common stock, not including beneficial owners whose shares are held in record names of brokers or other nominees. For a recent last sale price of our common stock on the Nasdaq Stock market, see the cover page of this prospectus.

The Puerto Rico Internal Revenue Code generally imposes a special 10% withholding tax on the amount of any dividends paid by us to individuals, whether residents of Puerto Rico or not, trusts, estates and to foreign corporations and partnerships that are not engaged in trade or business in Puerto Rico. Prior to the first dividend distribution for the taxable year, or prior to each dividend distribution, in the case of individuals who hold their shares through The Depository Trust Company, or DTC, individuals who are residents of Puerto Rico may elect for this withholding tax not to apply and to have the dividends taxed at the regular graduated rates. United States citizens who are not residents of Puerto Rico may also make such an election for the 10% withholding not to be made by filing with our transfer agent prior to the first distribution date for the taxable year, or prior to each dividend distribution, in the case of individuals who hold their shares through DTC, an exemption certificate stating that said individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single, or $3,000 if married, in which case dividend distributions will not be subject to Puerto Rico income taxes. United States income tax law permits a credit against United States income tax liability, subject to certain limitations, for Puerto Rico income taxes paid or deemed paid with respect to such dividends. For additional information regarding the Puerto Rico tax consequences of investing in our common stock, see “Taxation—Puerto Rico Taxation”.

Additional information concerning legal or regulatory restrictions on the payment of dividends by us is contained under “Business—Regulation and Supervision” in our Annual Report on Form 10-K for the year ended December 31, 2004.

14

Capitalization

The following table sets forth our capitalization as of September 30, 2005:

➢	on an actual basis; and

➢	on an as adjusted basis to reflect the sale of the shares of our common stock we are offering pursuant to this prospectus and the shares of our common stock subscribed for in the subscription offering after deducting the estimated expenses payable by us in this offering and those paid by us in connection with the subscription offering, including underwriting discounts and commissions and dealer manager fees.

	As of September 30, 2005
	Actual	As Adjusted(1)
	(in thousands)
Long-term debt:
Notes payable	$9,564,425		$9,564,425
Subordinated notes	125,000		125,000

Total long-term debt:	$9,689,425		$9,689,425

Stockholders’ equity:
Preferred stock, $25 liquidation value; 30,000,000 shares authorized; 7,475,000 shares issued and outstanding	$186,875		$186,875
Common stock, $6 par value; 470,000,000 shares authorized, 280,604,768 shares issued and 267,152,969 shares outstanding, actual and 281,104,768 shares issued and 277,652,969 shares outstanding, as adjusted	1,683,629
Surplus	292,418
Retained earnings	1,403,133		1,403,133
Accumulated other comprehensive income (loss), net of tax of $40,310	(137,578)		(137,578)
Treasury stock—at cost, 13,451,799 shares	(207,081)		(207,081)

	$3,221,396	$

Total long-term debt and stockholders’ equity	$12,910,821	$

(1)	The As Adjusted column assumes that shares hereby pursuant to this prospectus are sold at a price of $ per share after deducting the estimated offering expenses payable by us. If an additional shares are sold pursuant to the underwriters’ over-allotment option, stockholders’ equity would be $ and the As Adjusted total and long-term debt and stockholders’ equity would be $ .

15

Subscription offering

On November 23, 2005 we commenced a subscription offering of up to 10,500,000 shares of our common stock to our stockholders of record on November 7, 2005 pursuant to non-transferable subscription rights. Each holder of record was granted a basic subscription right entitling the holder to the right to purchase one share of our common stock for every 26 shares of our common stock held as of the close of business on the record date. Each holder who subscribed for the full number of shares of our common stock underlying that holder’s basic subscription right was also entitled to subscribe for additional shares of our common stock, subject to availability due to other holders electing not to subscribe or subscribing for fewer shares than they otherwise might pursuant to their basic subscription rights. We also reserved the right to review and not accept any subscription pursuant to the exercise of the oversubscription right for more than 200,000 shares. The expiration date for the subscription offering was 5:00 p.m., New York City time, on December 19, 2005. Based upon the foregoing, subscription rights for              shares of our common stock were exercised. We have reserved the right to terminate the subscription offering at any time prior to the delivery of shares of our common stock.

The subscription price in the subscription offering was the lesser of (i) $21.00 per share and (ii) the initial public offering price in the offering being made hereby. The offering being made by means of this prospectus consists of shares of our common stock which are unsubscribed on the expiration date of the subscription offering, including an over-allotment option expected to be granted to the underwriters to purchase up to              shares.

16

Description of capital stock

Our authorized capital stock consists of 470,000,000 shares of common stock, par value $6.00 per share, and 30,000,000 shares of preferred stock, without par value. The preferred stock is issuable in one or more series, with such terms, and at such times and for such consideration as our Board of Directors determines. As of September 30, 2005, there were issued and outstanding 7,475,000 shares of preferred stock and 267,152,969 shares of common stock. Shares of our common stock are quoted on the Nasdaq Stock Market.

The following description summarizes the material provisions of our common stock. It does not purport to be complete and is subject in all respects to the applicable provisions of the Puerto Rico General Corporations Law, our Composite Articles of Incorporation (the “Certificate”), the Rights Agreement (defined below) and the Certificate of Designation describing the Series A Participating Cumulative Preferred Stock.

COMMON STOCK

Subject to the rights of holders of any preferred stock outstanding, holders of our common stock are entitled to receive ratably such dividends, if any, as our Board of Directors may in its discretion declare out of legally available funds.

The holders of our common stock are entitled to one vote per share on all matters brought before the stockholders. The holders of our common stock do not have the right to cumulate their shares of our common stock in the election of directors. The Certificate provides that the approval of our merger, reorganization, or consolidation or the sale, lease or hypothecation of substantially all of our assets or the approval of our voluntary dissolution requires the vote of the holders of 75% of the total number of our outstanding shares of common stock.

In the event of our liquidation, holders of our common stock will be entitled to receive pro rata any assets distributable to stockholders with respect to the shares held by them, after payment of liabilities and such preferential amounts as may be required to be paid to the holders of our outstanding series of preferred stock and any preferred stock we hereafter issue.

The Certificate provides that the members of our Board of Directors are divided into three classes as nearly equal as possible. Each class is elected for a three-year term. At each annual meeting of stockholders, one-third of the members of our Board of Directors will be elected for a three-year term, and the other directors will remain in office until their three-year terms expire. Therefore, control of our Board of Directors cannot be changed in one year, and at least two annual meetings must be held before a majority of the members of our Board of Directors can be changed.

The Certificate provides that a director, or the entire Board of Directors, may be removed by the stockholders only for cause. The Certificate and our Bylaws also provide that the affirmative vote of the holders of at least two-thirds of the combined voting power of the outstanding capital stock entitled to vote generally for the election of directors is required to remove a director or the entire Board of Directors from office for cause. Certain portions of the Certificate described in certain of the preceding paragraphs, including those related to the classified Board of Directors, may be amended only by the affirmative vote of the holders of two-thirds of the total number of our outstanding shares of common stock.

17

Description of capital stock

Certain of the provisions contained in the Certificate have the effect of making it more difficult to change our Board of Directors, and may make our Board of Directors less responsive to stockholder control. These provisions also may tend to discourage attempts by third parties to acquire us because of the additional time and expense involved and a greater possibility of failure, and, as a result, may adversely affect the price that a potential purchaser would be willing to pay for our capital stock, thereby reducing the amount a stockholder might realize in, for example, a tender offer for our capital stock.

Pursuant to the Certificate, holders of our common stock are entitled to preferential rights to subscribe for newly issued shares of our common stock on a pro rata basis unless, in approving the issuance of our common stock, or any transaction resulting in the issuance of any of our common stock, our Board of Directors unanimously resolves otherwise. The stockholders have no preference to subscribe therefor in the event of new issues of shares of stock which may be authorized pursuant to any dividend reinvestment and stock purchase plan or which may be authorized in order to exchange such new shares of stock for property which our Board of Directors may consider convenient or necessary for us to acquire, nor shall the stockholders have any right of preference therefor in the event of new issues of stock in payment of services rendered to us, or of shares of stock to be issued for sale to officers or employees, on the basis of options, as an incentive either to commence or to continue rendering services to us. There are no redemption or call provisions applicable to shares of our common stock.

The outstanding shares of our common stock are, and shares of our common stock offered hereby upon their due issuance, delivery and the receipt of payment therefor will be, validly issued, fully paid and nonassessable.

The Registrar and Transfer Agent for our common stock is Banco Popular de Puerto Rico.

STOCKHOLDER PROTECTION RIGHTS AGREEMENT

Pursuant to a Stockholder Protection Rights Agreement, dated as of August 13, 1998, as amended, holders of shares of our common stock outstanding at the close of business on August 28, 1998 received the right, or a “Preferred Right”, to purchase one one-hundredth of a share of our Series A Participating Cumulative Preferred Stock on the terms set forth in the Stockholder Protection Rights Agreement. There is one Preferred Right attached to each share of our common stock outstanding. In addition, as long as the Preferred Rights are attached to our common stock, one Preferred Right will be issued with each new share of our common stock issued. At the time the Preferred Rights become exercisable, separate certificates will be issued and the Preferred Rights could begin to trade separately from our common stock. Preferred Rights become exercisable (i) on the first date we announce that a person or group has acquired 10% or more of the shares of our common stock then outstanding, or (ii) on the close of business on the tenth business day after the commencement of a tender or exchange offer which, if consummated, would result in such person becoming the beneficial owner of 10% or more of our common stock. The Preferred Rights may be deemed to have an anti-takeover effect and generally may cause substantial dilution to a person or group that attempts to acquire us under circumstances not approved by our Board of Directors.

PREFERRED STOCK

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited but not to exceed one vote per share, or without voting powers, and with such designations, preferences and relative participating, optional or other

18

Description of capital stock

special rights, and qualifications, limitations or restrictions thereof, as shall be expressed in the resolution or resolutions providing for the issuance thereof to be adopted by our Board of Directors, except as otherwise provided in the Certificate or any amendment thereto.

Our only outstanding class of preferred stock is our 6.375% noncumulative monthly income preferred stock, 2003 Series A. These shares of preferred stock are nonconvertible and are redeemable solely at our option beginning on March 31, 2008. The redemption price per share is $25.50 from March 31, 2008 through March 30, 2009, $25.25 from March 31, 2009 through March 30, 2010 and $25.00 from March 31, 2010 and thereafter. Holders of shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A have the right to elect two directors to our Board of Directors if we do not pay dividends in full for 18 monthly dividend periods, whether or not consecutive. If we resume payment of dividends and pay dividends in full for 12 consecutive monthly dividend periods, the directors elected by holders of shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A are required to vacate office. The terms of our 6.375% noncumulative monthly income preferred stock, 2003 Series A do not permit us to declare or pay any dividends on our common stock (1) unless all accrued and unpaid dividends on our 6.375% noncumulative monthly income preferred stock, 2003 Series A for the 12 dividend periods ending on the immediately preceding dividend payment date have been paid and the full dividend on our 6.375% noncumulative monthly income preferred stock, 2003 Series A for the current monthly dividend period is contemporaneously declared and paid or set aside for payment or (2) if we have defaulted in the payment of the redemption price of any shares of our 6.375% noncumulative monthly income preferred stock, 2003 Series A called for redemption.

The issuance of shares of preferred stock could make it more difficult and more expensive for another person or entity to obtain control of us in a merger, tender offer, proxy fight or similar transaction. The ability of our Board of Directors to issue shares of preferred stock in such a situation could have the effect of discouraging a potential acquiror and may have an adverse effect on stockholders wishing to participate in a merger, tender offer or proxy fight. Our management is not aware of any person or entity currently seeking control of us.

19

Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is the name, age, positions and a brief account of the business experience of each of our executive officers and directors:

Name	Age	Position(s)
Richard L. Carrión	52	Chairman of the Board, President and Chief Executive Officer
David H. Chafey Jr	51	Senior Executive Vice President of Popular, Inc. and President of the Bank
Jorge A. Junquera	57	Senior Executive Vice President and Chief Financial Officer
Roberto R. Herencia	45	Executive Vice President, President and Director of Banco Popular North America
Amílcar L. Jordán	44	Executive Vice President, Supervisor of Corporate Risk Management Group
Tere Loubriel	52	Executive Vice President, Supervisor of Corporate People, Communications, and Planning Group
Brunilda Santos de Álvarez	47	Executive Vice President and Chief Legal Officer
Félix M. Villamil	43	Executive Vice President and President of EVERTEC
C.E. (Bill) Williams	59	Executive Vice President, President, CEO and Director of Popular Financial Holdings, Inc.
Samuel T. Céspedes	68	Secretary of the Board of Directors
Maria Luisa Ferré	41	Director
Frederic V. Salerno	62	Director
William J. Teuber Jr.	54	Director
José B. Carrión Jr	68	Director
Manuel Morales Jr	60	Director
José R. Vizcarrondo	43	Director
Juan J. Bermúdez	67	Director
Francisco M. Rexach Jr	68	Director

Richard L. Carrión was President of Banco Popular until March 2004 and has served as Chairman, President and CEO of Popular, Inc. as well as Chairman and CEO of Banco Popular. He is Chairman and CEO of Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc., Banco Popular, National Association, Popular FS, LLC., Popular Finance, Inc., Popular Auto, Inc., Popular Mortgage, Inc., Popular Securities, Inc., Popular Insurance, Inc. and EVERTEC, Inc., all either directly or indirectly wholly-owned subsidiaries of Popular, Inc. He also serves as Chairman of Popular Financial Holdings, Inc. and Chairman of the Board of Trustees of Fundación Banco Popular, Inc. Mr. Carrión is additionally the Director and Chairman of Banco Popular Foundation, Inc. Member of the International Olympic Committee since 1990 and Chairman of the International Olympic Committee’s Finance Commission. Also, Mr. Carrión is a member of the TV & Internet Rights Commission and of the Marketing Commission since January 2002. Mr. Carrión was elected to the International Olympic Committee’s Executive Board in 2004. Mr. Carrión is President of the Puerto Rico Olympic Trust and a member of the Puerto Rico Olympic Committee. Mr. Carrión is a member of the Board of Directors, the Benefits & Human Resources Committee and the Public Policy Committee of Verizon Communications, Inc. (a registered public company) as well as a member of the Board of Directors of Telecomunicaciones de Puerto Rico, Inc. (TELPRI) and a member of the Board of Directors, the Audit Committee and of the Compensation and Benefits Committee of Wyeth (a registered public company). He has been a Director of Popular, Inc. since 1990.

20

Management

David H. Chafey Jr. is Senior Executive Vice President of Popular, Inc. since 1997. He has been President of the Bank since April 2004 and was Supervisor of the Bank’s Retail Banking Group since January 1996 through March 2004. In addition, he is Senior Executive Vice President of Popular International Bank, Inc. and Popular North America, Inc., directly and indirectly wholly-owned subsidiaries of Popular, Inc., respectively. Mr. Chafey is also Chairman and President of Puerto Rico Investors Tax-Free Fund, Inc. I, II, III, IV, V, VI, of Puerto Rico Tax-Free Target Maturity Fund, Inc. I and II and of Puerto Rico Investors Flexible Allocation Fund since January 1999. He is also Director of the Bank, Popular Mortgage, Inc., Popular Auto, Inc., Banco Popular, National Association, Popular Insurance, Inc., Popular Securities, Inc., Popular Finance, Inc. and EVERTEC, Inc., all either directly or indirectly wholly-owned subsidiaries of Popular, Inc. He is a member of the San Jorge Children’s Research Foundation, Inc. He was President of the Puerto Rico Bankers Association until October 2002. In addition, he serves as Director of Visa International and of Visa International for the Caribbean and Latin America. He is also Director of Grupo Guayacán, Inc. Director of Popular, Inc. until April 30, 2004.

Jorge A. Junquera is Senior Executive Vice President of Popular, Inc. since 1997. He is also Chief Financial Officer of Popular, Inc. and the Bank. In addition, he is Supervisor of the Financial Management Group and was Supervisor of the U.S. Operations from January 1996 to December 2001. He has also served as President and Director of Popular International Bank, Inc. and Popular North America, Inc. since January 1996, directly and indirectly wholly-owned subsidiaries of Popular, Inc., respectively. He was Director of the Bank until April 2000 and from 2001 to present and President of Banco Popular North America until December 2001. He is President of Banco Popular, National Association and Director of Popular Financial Holdings, Inc., Popular Cash Express, Inc., Popular FS, LLC, Popular Leasing USA, Inc. and of Banco Popular North America, indirectly wholly-owned subsidiaries of Popular, Inc. In addition, he is Director of Banco Hipotecario Dominicano and Consorcio de Tarjetas Dominicanas, S.A. He is Director of YMCA since 1988. He has also been Director of New America Alliance (a registered public company) and Virtual, Inc. (an Internet company). He is Director of La Familia Católica por la Familia en las Américas since 2001. In addition, he serves as Director of King’s College since 2003. He was also Director of Puerto Rico Tourism Company until April 2000 and President of Hotel Development Company until April 2000. He was also Director of PRISMA: El Exploratorio Inc. until April 2000 and Director of Popular, Inc. until April 30, 2004.

Roberto R. Herencia is Executive Vice President of Popular, Inc. since 1997. He has been President and Director of Banco Popular North America since December 2001. In addition, he is Director of Popular International Bank, Inc., Popular North America, Inc., Popular Cash Express, Inc., Banco Popular, National Association, Popular Financial Holdings, Inc., Popular Leasing USA, Inc., Popular Insurance Agency USA, Inc., and Popular FS, LLC., all either directly or indirectly wholly-owned subsidiaries of Popular, Inc. He is also Director of Banco Popular Foundation, Inc. Member of the Board of Directors of The Service Master Company (a registered public company) and Chairman of the Audit and Finance Committee. He is also a Trustee of the Museum of Science and Industry (Chicago, Illinois) and Le Moyne College (Syracuse, NY). He is a Director of Junior Achievement of Chicago, Operation HOPE, Inc., The Economic Club of Chicago, and New America Alliance (all not-for-profit organizations).

Amílcar L. Jordán is Executive Vice President of Popular, Inc. since April 2004. He has been Supervisor in charge of the Corporate Risk Management Group since April 2004. He was Senior Vice President and Comptroller of Popular, Inc. from January 1995 to March 2004. He has been Director of March of Dimes, Puerto Rico Chapter, since February 2005.

Tere Loubriel is Executive Vice President of Popular, Inc. since 2001. She has been Manager in charge of the Corporate People, Communications and Planning Group since April 2004. She is also Director

21

Management

of Banco Popular Foundation, Inc. Manager of Human Resources from April 2000 through March 2004 and Year 2000 Office Manager of Popular, Inc. from December 1997 to 2000. In addition, she was Director of the Puerto Rico Society of Certified Public Accountants until August 2004.

Brunilda Santos de Álvarez is Executive Vice President of Popular, Inc. since 2001. She has been the Chief Legal Officer of Popular, Inc. since 2004 and prior to that she was General Counsel from 1997 to 2004. She was also Senior Vice President from March 1996 until January 2001. She is Secretary of the Board of Directors of Popular International Bank, Inc., Banco Popular North America, EVERTEC, Inc., Popular Cash Express, Inc., Banco Popular, National Association, Popular Insurance, Inc., Popular Securities, Inc., Popular Insurance Agency USA, Inc., Popular Auto, Inc., Popular Finance, Inc., Popular Mortgage, Inc., Popular Financial Holdings, Inc., Popular North America, Inc., Popular Life RE, Inc. and Popular FS, LLC., either directly or indirectly wholly-owned subsidiaries of Popular, Inc. She has also served as Secretary of the Board of Directors of Puerto Rico Investors Tax Free Fund, Inc. I, II, III, IV, V, VI, of Puerto Rico Tax Free Target Maturity Fund, Inc. I and II, and of Puerto Rico Investors Flexible Allocation Fund, Inc. and Assistant Secretary of the Board of Directors of Popular, Inc. and the Bank since May 1994. She is also a Member of the Board of Regents, Colegio Puertorriqueño de Niñas, since June 2002.

Félix M. Villamil is President of EVERTEC, Inc. since April 2004. He has been Executive Vice President of Popular, Inc. since 2002. He was Supervisor of the Bank’s Operations Group from April 2002 through March 2004 and Supervisor of the Bank’s Ponce Region from April 2001 until December 2001. In addition, he was also Supervisor of the Credit Risk Management Division of the Bank from 1997 through March 2001. He also serves as President of the Board of Big Brothers and Big Sisters of Puerto Rico.

C.E. (Bill) Williams is Executive Vice President of Popular, Inc. since 2004. He is President, CEO and Director of Popular Financial Holdings, Inc. In addition, he is a Member of the Board of Directors of the National Home Equity Mortgage Association, of the Executive Committee and Board of Directors of American Financial Services Association and of the Corporate Partner Advisory Board of the Philadelphia Museum of Art.

Samuel T. Céspedes is Secretary of the Board of Directors of Popular, Inc. and the Bank since 1991. He is an Attorney-at-Law and Senior Counsel of the law firm McConnell Valdés. He is also Secretary of the Board of Directors of Puerto Rico Medical Defense Mutual Insurance Company.

Maria Luisa Ferré is President and CEO of Grupo Ferré Rangel and Ferré Investment Fund Inc., holding companies for El Nuevo Día and Primera Hora (Puerto Rico newspapers), Advanced Graphic Printing, Inc., CityView Plaza, S.E.,Virtual, Inc., El Día Directo, Inc., Pronatura, Inc. and Asset Growth Fund (a venture capital fund). She is also Member of the Board of Directors of El Día, Inc. and Editorial Primera Hora, Inc. (Puerto Rico newspapers), El Nuevo Día Orlando, Inc. and VIU Media (an outdoor media company) and President and Trustee of The Luis A. Ferré Foundation, Inc. (a not-for-profit organization). In addition, she is Director and Vice President of the Ferré Rangel Foundation (a philantrophic entity) and Trustee of the Editorial of the University of Puerto Rico. She has been Director of the Bank since April 2000 and Director of Popular, Inc. since April 2004.

Frederic V. Salerno was Vice Chairman and Chief Financial Officer Verizon Communications, Inc. until September 2002, when he retired. He was also director of Avnet, Inc., Dun & Bradstreet Corporation and Lynch Interactive Corporation (registered public companies) until February 2004. In addition, he is Director of Akamai Technologies, Inc., Bear Stearns & Co., Inc., Consolidated Edison, Inc., Viacom, Inc. and Gabelli Asset Management, Inc. (registered public companies). He has been Chairman of the Audit Committee of Popular, Inc. since May 2003 and Director of Popular, Inc. since April 2003.

22

Management

William J. Teuber Jr. is Executive Vice President of EMC Corporation since 2001 and Chief Financial Officer since 1997. He is a member of the board of trustees of Babson College in Wellesley, MA and has been Director of Popular, Inc. since November 2004.

José B. Carrión Jr. is President of the Collosa Corporation, an entity engaged in investment activities. He has been Chairman of the Risk Management Committee since 2004 and Director of the Bank since April 2000 as well as Director of Popular, Inc. since 2001.

Manuel Morales Jr. is President of Parkview Realty, Inc., the Atrium Office Center, Inc., HQ Business Center P.R., Inc., Desarrolladora, LCP, Inc., entities engaged in real estate leasing, and ExecuTrain of Puerto Rico. He is also Honorary General Consul of Japan in San Juan, Puerto Rico and member of the Board of Trustees of the Caribbean Environmental Development Institute and of Fundación Ángel Ramos, Inc. He served as a member of the Board of Directors of Consular Corps College of the USA, member of the Board of Trustees of Fundación Banco Popular, Inc, and was Chairman of the Audit Committee of Popular, Inc. until May 2003. He has also been Director of the Bank since 1978 and Director of Popular, Inc. since 1990.

José R. Vizcarrondo is President, CEO and partner of Desarollos Metropolitanos, S.E., VMV Enterprises Corporation, Resort Builders, S.E. and Metropolitan Builders, S.E. All these firms are dedicated to the development and construction of residential, commercial, industrial and institutional projects in Puerto Rico. He has also been a member of the Board of Directors of the Puerto Rico Chapter of the Associated General Contractors of America from 1997 to the present. Vizcarrondo was also a member of the Construction Industry Advisory Council to the Governor of Puerto Rico until 2002 and member of the Private Industry Advisory Council to the President of the Government Development Bank until 2001. He has been a member of the Board of Directors of the not-for-profit organization Hogar Cuna San Cristobal Foundation since 2002, member of the Board of Directors of Puerto Rico Home Builders Association since 2002 and Director of Popular, Inc. and the Bank since 2004.

Juan J. Bermúdez is Partner of Bermudez and Longo, S.E., electromechanical contractors, and Decemor, S.E., Unicenter, S.E., and PCME Commerical, S.E., entities engaged in real estate leasing. He is also Principal Stockholder and Director of BL Management, Corp., PCME Development, Inc., G.S.P. Corp., Unimanagement Corp., LBB Properties, Inc., Homes Unlimited Corp. and PS4 Corp. He has been Chairman of the Trust Committee of the Bank since 1996, Director of the Bank since 1985 and Director of Popular, Inc. since 1990.

Francisco M. Rexach Jr. is President of Capital Assets, Inc. and Rexach Consulting group, entities engaged in investment and consulting activities. He is Chairman of the Compensation Committee of Popular, Inc. In addition, Rexach is also Director of the Bank, Popular International Bank, Inc., Popular North America, Inc., Banco Popular North America, Popular Cash Express, Inc., and Popular Financial Holdings, Inc., all either directly or indirectly wholly-owned subsidiaries of the Company. He has been Director of Popular, Inc. since 1990.

23

Taxation

UNITED STATES FEDERAL INCOME TAXATION

The following discussion describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the shares offered hereby. It does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to acquire the shares offered hereby. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

➢	a dealer in securities;

➢	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings;

➢	a tax-exempt organization;

➢	a life insurance company;

➢	a person liable for alternative minimum tax;

➢	a person that actually or constructively owns 10% or more of our voting stock;

➢	a person that holds shares as part of a straddle or a hedging or conversion transaction; or

➢	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations, published rulings and court decisions, and the laws of Puerto Rico, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

BECAUSE OF THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THESE AND OTHER FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF ACQUISITION AND OWNERSHIP OF OUR COMMON STOCK.

As used herein, a “U.S. Holder” is a beneficial owner of our common stock that is: (i) a citizen or resident of the United States; (ii) a domestic corporation; (iii) an estate whose income is subject to United States federal income tax regardless of its source; or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. A “non-U.S. Holder” is a beneficial owner of our common stock that is not a United States person for federal income tax purposes.

Taxation of Dividends

U.S. Holders:    Under the United States federal income tax laws, if you are a U.S. Holder, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) is subject to United States federal income taxation. If you are a noncorporate U.S. Holder, dividends paid to you in taxable years beginning before January 1, 2009 that constitute qualified dividend income will be taxable to you at a maximum tax rate of 15% provided that you hold the shares offered hereby for more than 60 days during the 121-day period beginning on the date that is 60 days before the ex-dividend date and meet other holding period requirements. Dividends we pay with respect to the shares offered hereby generally will be qualified dividend income.

24

Taxation

You must include any Puerto Rico tax withheld from the dividend payment in this gross amount even though you do not in fact receive it. The dividend is taxable to you when you, in the case of the shares offered hereby receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your basis in the shares offered hereby and thereafter as capital gain.

Subject to certain limitations, the Puerto Rico tax withheld and paid over to Puerto Rico will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the maximum 15% tax rate. To the extent a refund of the tax withheld is available to you under Puerto Rico law, the amount of tax withheld that is refundable will not be eligible for credit against your United States federal income tax liability—see “Puerto Rico Income Taxation” below.

Dividends will be income from sources outside the United States, but dividends paid in taxable years beginning before January 1, 2007 generally will be “passive” or “financial services” income, while dividends paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to you.

An individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year in which a distribution on the shares offered hereby is made will generally be exempt from United States taxation with respect to the distribution.

Non-U.S. Holders:    If you are a non-U.S. Holder, dividends paid to you in respect of shares offered hereby will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. Holder.

If you are a corporate non-U.S. Holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Sale or Exchange of Shares

U.S. Holders:    If you are a U.S. Holder and you sell or otherwise dispose of your shares offered hereby you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares offered hereby. Capital gain of a noncorporate U.S. Holder that is recognized in taxable years beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes unless you are an individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year.

25

Taxation

An individual U.S. citizen who is a bona fide resident of Puerto Rico (as determined under Section 937 of the Code) during the entire taxable year of the sale or exchange will generally be exempt from United States taxation with respect to gain on the shares offered hereby. Puerto Rico taxes may apply—see “Puerto Rico Income Taxation”.

Non-U.S. Holders:    If you are a non-U.S. Holder, you will not be subject to United States federal income tax on gain recognized on the sale or other disposition of your shares offered hereby unless:

➢	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis, or

➢	you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

If you are a corporate non-U.S. Holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

PUERTO RICO TAXATION

The following discussion describes the material Puerto Rico tax consequences of the acquisition, ownership and disposition of shares of our common stock. It does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to acquire our common stock and does not describe any tax consequences arising under the laws of any state, locality or taxing jurisdiction other than Puerto Rico. It does not address special classes of holders, such as special partnerships, corporations of individuals, estate and trusts and tax exempted organizations.

This discussion is based on the tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing are subject to change, which change could apply retroactively and could affect the continued validity of this summary. You should be aware that an opinion of counsel represents only such counsel’s best legal judgment and is not binding on the Puerto Rico Treasury Department, any municipality or agency of Puerto Rico or the courts. Accordingly, there can be no assurance that the opinion set forth herein, if challenged, would be sustained.

You should consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “foreign corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

Taxation of Distributions

General:    Distributions of cash or other property made by us on our common stock will be treated as dividends to the extent that we have current or accumulated earnings and profits. To the extent that a distribution exceeds our current and accumulated earnings and profits, the distribution will be first applied against and reduce the adjusted tax basis of our common stock in the hands of the holder and then be treated as gain on the sale or exchange of our common stock as described below.

26

Taxation

The following discussion regarding income taxation of dividends on our common stock received by individuals not residents of Puerto Rico and foreign corporations assumes that dividends paid by us will constitute income from sources within Puerto Rico. Generally, a dividend paid by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation has derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration of the dividend or for such part of such period as the corporation has been in existence. We have derived more than 20% of our gross income from Puerto Rico sources on an annual basis since our incorporation in 1984.

Individual residents of Puerto Rico and Puerto Rico corporations:    In general, individuals who are residents of Puerto Rico will be subject to a 10% income tax on dividends paid on our common stock. This tax is required to be withheld by us unless an individual elects for this withholding not to apply, and in that case he or she will be required to include the amount of the dividend as ordinary income taxable at the normal income tax rates, which may be up to 33%. Individuals for which the withholding is made may elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Puerto Rico corporations will be subject to income tax on dividends paid on our common stock at the normal corporate income tax rates, subject to the dividend received deduction discussed below and such dividends will not be subject to withholding. The dividend received deduction will be equal to 85% of the dividends actually or constructively received during the taxable year of the corporate shareholder, not in excess of 85% of such shareholder’s net taxable income for the taxable year the dividends are actually or constructively received.

As a practical matter, dividends on our common stock held in street name through foreign financial institutions or other securities intermediaries not engaged in trade or business in Puerto Rico (other than through the book entry system of DTC) will generally be subject to the 10% withholding tax imposed on foreign corporations. See “—Foreign corporations.” Accordingly, individuals who are residents of Puerto Rico and who desire to file an election out of the applicable withholding tax should have their shares of common stock issued and registered in their own names or through the book entry system of DTC. Similarly, Puerto Rico corporations that wish to avoid the withholding imposed on foreign corporations should have their shares of common stock issued and registered in their own names or through the book entry system of DTC in order to ensure that no withholding is made on dividends. In the case of shares of common stock held through the book entry system of DTC, the above stockholders need to timely make an election and/or instruct their broker or other direct or indirect participant of DTC that no withholding is to be made. (See “—Special Withholding Tax Considerations,” below).

United States citizens not residents of Puerto Rico:    Dividends paid on our common stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax which will be withheld by us, unless the individual elects for this withholding not to apply and timely files with us or with his broker or other direct or indirect participant of DTC (in the case of shares held through the book entry system of DTC) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $1,300 if single or $3,000 if married. Individuals for which the withholding is made may also elect, upon filing his or her income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals, in which case the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined. As a practical matter, United States citizens who are residents of Puerto Rico will need to have their shares of common stock registered directly in their name or through the book entry system of DTC in order to opt out of the 10% withholding tax. (See “—Special Withholding Tax Considerations,” below).

27

Taxation

Individuals not citizens of the United States and not residents of Puerto Rico:    Dividends paid on our common stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% tax which will be withheld at source by us.

Foreign corporations:    The income taxation of dividends paid on our common stock to a foreign corporation will depend on whether or not the foreign corporation is engaged in trade or business in Puerto Rico.

Foreign corporations that are engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations (including the dividends received deduction) on their net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on our common stock. No Puerto Rico income tax withholding at source will be made on dividends paid to foreign corporations engaged in trade or business in Puerto Rico. However, in order for dividends not to be subject to Puerto Rico income tax withholding at source, the shares need to be registered directly in the name of the foreign corporation engaged in trade or business in Puerto Rico or registered through the book entry system of DTC and the procedures described in “—Special Withholding Tax Considerations” need to be followed.

In general, foreign corporations that are engaged in trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on our common stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% withholding tax on dividends received on our common stock.

Partnerships:    Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to Puerto Rico and foreign corporations is equally applicable in the case of most partnerships, respectively.

Special Withholding Tax Considerations:    Our common stock will be available in global form through the book-entry system of DTC. In such case, and irrespective of who the beneficial owner of our common stock may be, a 10% Puerto Rico income tax will be withheld at source unless your broker or other direct or indirect participant of DTC that maintains your position in our common stock timely certifies to us through DTC that you are not subject to, or have elected out of, the 10% Puerto Rico withholding tax.

Taxation of gains upon sales or exchanges

General:    The sale or exchange of common stock will give rise to gain or loss equal to the difference between the amount realized on the sale or exchange and the tax basis of our common stock sold in the hands of the holder. A holder’s tax basis in our common stock generally will equal the amount such holder paid for the stock. Any gain or loss that is required to be recognized will be a capital gain or loss if our common stock is held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of our common stock exceeds six months.

Individual residents of Puerto Rico and Puerto Rico corporations:    If the stockholder is an individual and the gain is a long-term capital gain, the stockholder may opt to tax the gain at a rate of 10% if the sale is effected in a taxable year that commenced prior to July 1, 2005 and 12.5% if the sale is effected in

28

Taxation

a taxable year that commenced or commences after June 30, 2005. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 12.5% if the sale is effected in a taxable year that commenced prior to July 1, 2005 and 20% if the sale is effected in a taxable year that commenced or commences after June 30, 2005. The legislation that increased the capital gains rates for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such increase in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such increase in rates apply on a permanent basis for all taxable years commencing after June 30, 2005.

United States citizens not residents of Puerto Rico:    A United States citizen who is not a resident of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of common stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, gain on the sale or exchange of common stock will be considered to be income from sources outside Puerto Rico if all rights, title and interest in or to our common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence our common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005, an amount equal to 10% of the payments made will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 10%. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced or commences after June 30, 2005, an amount equal to 12.5% of the payments made will be withheld at the source; and if the gain constitutes a long-term capital gain, it will be subject to a tax at a maximum rate of 12.5%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability. The legislation that increased the capital gains rates for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such increase in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such increase in rates apply on a permanent basis for all taxable years commencing after June 30, 2005.

Individuals not citizens of the United States and not residents of Puerto Rico:    An individual who is not a citizen of the United States and who is not a resident of Puerto Rico will be subject to the rules described above under “—United States citizens not residents of Puerto Rico.” However, if the gain resulting from the sale or exchange of common stock constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005, an amount equal to 25% of the payments received will be withheld at the source; provided that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, and the sale or exchange is effected in a taxable year that commenced or commences after June 30, 2005, an amount equal to 12.5% of the payments made will be withheld at the source; provided that if the gain resulting from the sale or exchange represents a capital gain from sources within Puerto Rico, the individual will generally be subject to tax on this gain at a fixed rate of 29%. The amount of tax withheld at source will be creditable against the shareholder’s Puerto Rico income tax liability. The legislation that reduced the withholding tax for taxable years commencing after June 30, 2005 provides that, subject to certain conditions, such reduction in rates is only applicable until June 30, 2007 but the Puerto Rico Treasury Department, in Circular Letter 05-11, has apparently determined that such reduction in withholding apply on a permanent basis for all taxable years commencing after June 30, 2005.

Foreign corporations:    A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of

29

Taxation

common stock if the gain is from sources within Puerto Rico or is effectively connected with a trade or business in Puerto Rico. Any such gain that constitutes long term capital gain qualifies for an alternative tax of 12.5% if the sale or exchange is effected in a taxable year that commenced prior to July 1, 2005 and 20% in the case of sales effected in taxable years commencing after June 30, 2005.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of our common stock that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will generally be subject to a corporate income tax rate of 29% on any capital gain realized on the sale or exchange of common stock if the gain is from sources within Puerto Rico. Gain on the sale or exchange of common stock will generally not be considered to be from sources within Puerto Rico if all rights, title and interest in or to our common stock are transferred outside Puerto Rico, and if the delivery or surrender of the instruments that evidence our common stock is made to an office of a paying or exchange agent located outside Puerto Rico. If the gain resulting from the sale or exchange constitutes income from sources within Puerto Rico, an amount equal to 25% of the payments made with respect to the transaction will be withheld at the source and be creditable against the shareholder’s Puerto Rico income tax liability. In the case of such foreign corporation, no income tax will be imposed if the gain constitutes income from sources outside Puerto Rico.

Partnerships:    Partnerships are generally taxed in Puerto Rico in the same manner as corporations. Accordingly, the preceding discussion with respect to corporations is equally applicable in the case of most partnerships.

Estate and Gift Taxation

The transfer of our common stock by inheritance by an individual who was a resident of Puerto Rico at the time of his or her death will not be subject to estate tax if the decedent was a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. The transfer of our common stock by gift by an individual who is a resident of Puerto Rico at the time of the gift will not be subject to gift tax. Other individuals should consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of our common stock by death or gift.

Municipal License Taxation

Individuals and corporations that are not engaged in trade or business in Puerto Rico will not be subject to municipal license tax on dividends paid on our common stock or on any gain realized on the sale or exchange of such common stock. Individuals, residents or non residents, and corporations, Puerto Rico or foreign, that are engaged in trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on our common stock and on the gain realized on the sale or exchange of our common stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates range from a maximum of 1.5% for financial businesses to a maximum of 0.5% for other businesses.

Property Taxation

Our common stock will not be subject to Puerto Rico property tax.

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Underwriting

We are offering the shares of our common stock described in this prospectus through the underwriters named below. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares
UBS Securities LLC
Popular Securities, Inc.

Total

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

➢	receipt and acceptance of our common stock by the underwriters; and

➢	the underwriters’ right to reject orders in whole or in part.

We have been advised by UBS Securities LLC that they currently make a market in our common stock but they are under no obligation to do so and may discontinue making a market at any time without notice.

In connection with this offering, some of the underwriters and securities dealers may distribute prospectuses electronically.

OVER-ALLOTMENT OPTION

We have granted the underwriters an option to buy up to an aggregate of              additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date hereof to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

COMMISSIONS AND DISCOUNTS

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms. Sales of shares made outside the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms. The underwriters have informed us that they do not expect to sell more than an aggregate of                  shares of common stock to accounts over which such underwriter exercises discretionary authority.

31

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to an additional              shares.

	No exercise	Full exercise
Per share
Total

We estimate that the total expenses of the offering payable by us, not including underwriting discounts and commissions, will be approximately $            .

NO SALES OF SIMILAR SECURITIES

We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, subject to certain exceptions, we and each of these persons may not, without the prior written approval of the underwriters, offer, sell, contract to sell or otherwise dispose of, directly or indirectly, or hedge our common stock or securities convertible into or exercisable or exchangeable for our common stock. These restrictions will be in effect for a period of 90 days after the date of this prospectus, subject to extensions in certain cases. At any time and without public notice, the underwriters may, in their sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we have agreed to contribute to payments the underwriters may be required to make in respect of those liabilities.

NASDAQ NATIONAL MARKET QUOTATION

Our common stock is listed on the Nasdaq Stock Market under the symbol “BPOP”.

PRICE STABILIZATION, SHORT POSITIONS

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

➢	stabilizing transactions;

➢	short sales;

➢	purchases to cover positions created by short sales;

➢	imposition of penalty bids; and

➢	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.

32

Underwriting

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are sales made in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because those underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the Nasdaq Stock Market or otherwise.

AFFILIATIONS

Certain of the underwriters and their affiliates have provided in the past to us and may provide from time to time certain commercial banking, financial advisory, investment banking and other services for us in the future for which they have received or will be entitled to receive separate fees.

One of our wholly-owned subsidiaries, Popular Securities, Inc., will participate as an underwriter in the offering of our common stock offered by this prospectus.

The principal business address of UBS Securities LLC is 299 Park Avenue, New York, NY 10171. The principal business address of Popular Securities, Inc. is 209 Muñoz Rivera Avenue, Popular Center, 12th Floor, Hato Rey, Puerto Rico 00918.

NASD MATTERS

One of our wholly-owned subsidiaries, Popular Securities, Inc., will participate as an underwriter in the offering of our common stock offered by this prospectus. This offering will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD”). The underwriters, agents and dealers participating in the sale of our common stock offered by this prospectus will not confirm sales to accounts over which they exercise discretionary authority without the prior specific written approval of the customer in accordance with Rule 2720 of the Conduct Rules of the NASD.

The maximum discount or commission that may be received by any member of the NASD for sales of securities pursuant to this prospectus will not exceed 8.00%.

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Validity of common stock

The validity of the shares of our common stock offered hereby will be passed upon for us by Brunilda Santos de Álvarez, our Executive Vice President and Chief Legal Officer. We have been represented by Sullivan & Cromwell LLP in connection with this offering. Sidley Austin Brown & Wood LLP, New York, New York will act as counsel to the underwriters. As to certain matters of the laws of the Commonwealth of Puerto Rico, Sidley Austin Brown & Wood LLP will rely upon the opinion of Brunilda Santos de Álvarez.

Experts

The financial statements and management’s assessment of the effectiveness of the internal control over financial reporting as of December 31, 2004, incorporated in this prospectus by reference from Popular, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given upon the authority of said firm as experts in auditing and accounting.

Available information

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

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Incorporation of certain documents by reference

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2005.

3.	Our Current Reports on Form 8-K filed with the SEC on January 5, January 19, January 21, February 23, April 15, April 26, July 18, August 4, August 23, October 14 and November 2, 2005.

4.	The descriptions of our common stock set forth in our Registration Statements filed pursuant to Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating those descriptions.

All documents that we file subsequent to the date of this prospectus and prior to the termination of the offering of our common stock contemplated hereby pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address: Ileana González, Senior Vice President, Popular, Inc., P.O. Box 362708, San Juan, Puerto Rico 009396-2708. Telephone requests may also be directed to: (787) 765-9800. You may also access this information at our website at http://www.popularinc.com. No additional information on our website is incorporated by reference in this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The estimated expenses in connection with the issuance and distribution of the securities being registered are:

Registration fee	$29,335
NASD filing fee	25,423
Fees and expenses of accountants	40,000
Fees and expenses of counsel	665,000
Blue sky fees and expenses	30,000
Printing and engraving expenses	75,000
Information Agent and Subscription Agent fees	150,000
Dealer Managers expenses	25,000
Miscellaneous	60,242

Total	$1,100,000

*	To be completed by amendment.

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

a) Article ELEVENTH of the Restated Certificate of Incorporation of Popular, Inc. provides the following:

(1) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

(2) The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(3) To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph 1 or 2 of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith.

(4) Any indemnification under paragraph 1 or 2 of this Article ELEVENTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth therein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

(5) Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article ELEVENTH.

(6) The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(7) By action of its Board of Directors, notwithstanding any interest of the directors in the action, the Corporation may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of this status as such, whether or not the Corporation would have the power or would be required to indemnify him against such liability under the provisions of this Article ELEVENTH or of the General Corporation Law of the Commonwealth of Puerto Rico or of any other State of the United States or foreign country as may be applicable.

b) Article 1.02(B)(6) of the Puerto Rico General Corporation Act (the “PR-GCA”) provides that a corporation may include in its certificate of incorporation a provision eliminating or limiting the personal liability of members of its board of directors or governing body for breach of a director’s fiduciary duty of care. However, no such provision may eliminate or limit the liability of a director for breaching his duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, paying an unlawful dividend or approving an unlawful stock repurchase or obtaining an improper personal benefit.

c) Article 4.08 of the PR-GCA authorizes a Puerto Rico corporation to indemnify its officers and directors against liabilities arising out of pending or threatened actions, suits or proceedings to which such officers and directors may be made parties by reason of being officers or directors. Such rights of indemnification are not exclusive of any other rights to which such officers or directors may be entitled under any by-law, agreement, vote of stockholders or otherwise.

d) Popular, Inc. maintains directors’ and officers’ liability insurance.

ITEM 16.	EXHIBITS.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement.*

1.2	Form of Dealer Manager Agreement.*

4.1	Form of Certificate representing Popular, Inc.’s common stock, par value $6 (incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (File No. 000-13818)).

4.2	Stockholder Protection Rights Agreement, dated as of August 13, 1998, between Popular, Inc. and Banco Popular de Puerto Rico, as Rights Agent, including form of Rights Certificate attached as Exhibit B thereto (incorporated by reference to Exhibit 4.1 of Popular, Inc.’s Current Report on Form 8-K (File No. 000-13818), dated August 13, 1998 and filed on August 21, 1998).

5.1	Opinion of Brunilda Santos de Álvarez, Executive Vice President & Chief Legal Officer, as to legality.

8.1	Opinion of Sullivan & Cromwell LLP as to certain United States tax matters.

8.2	Opinion of Pietrantoni Méndez & Alvarez LLP as to certain Puerto Rico tax matters.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Brunilda Santos de Álvarez (included in Exhibit 5.1 above).

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 8.1 above).

23.4	Consent of Pietrantoni Méndez & Álvarez LLP (included in Exhibit 8.2 above).

24.1	Power of Attorney (contained in the signature page to this Registration Statement).**

99.1	Form of Subscription Agent and Information Agent Agreement among Popular, Inc., Mellon Bank, N.A. and Mellon Investor Services LLC.

99.2	Subscription Rights Order Form.

99.3	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.4	Form of Transmittal Letter to Holders of Common Stock.

99.5	Form of Letter to Holders outside the United States and Canada.

99.6	Form of Letter from Chairman, President and Chief Executive Officer.

99.7	Memorandum of Instructions.

99.8	Prospectus Wrapper.

99.9	Form of Notice of Guaranteed Delivery.

*	Pursuant to Item 601(b)(1) of Regulation S-K, this Exhibit will be filed as an Exhibit to a Current Report on Form 8-K and incorporated herein by reference.
**	Previously filed.

ITEM 17.	UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement,

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement,

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of San Juan on the 22nd day of November, 2005.

POPULAR, INC.

By:	/S/ RICHARD L. CARRIÓN
	Name:	Richard L. Carrión
	Title:	Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ RICHARD L. CARRIÓN Richard L. Carrión	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 22, 2005

* Juan J. Bermúdez	Director	November 22, 2005

* Jose B. Carrión, Jr.	Director	November 22, 2005

* Maria Luisa Ferré	Director	November 22, 2005

* Manuel Morales, Jr.	Director	November 22, 2005

* Francisco M. Rexach, Jr.	Director	November 22, 2005

* Frederic V. Salerno	Director	November 22, 2005

Signature	Title	Date

* William J. Teuber	Director	November 22, 2005

* José R. Vizcarrondo	Director	November 22, 2005

/S/ JORGE A. JUNQUERA Jorge A. Junquera	Senior Executive Vice President (Principal Financial Officer)	November 22, 2005

/S/ ILEANA GONZÁLEZ Ileana González	Senior Vice President (Principal Accounting Officer)	November 22, 2005

*By:	/S/ RICHARD BARRIOS
as Attorney-in-fact